Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RAMBUS INC.,

PADLOCK ACQUISITION CORP.,

CRYPTOGRAPHY RESEARCH, INC.,

AND

CHRISTOPHER LEIGH RODGERS,

AS SHAREHOLDER REPRESENTATIVE

(FOR THE LIMITED PURPOSES DESCRIBED HEREIN)

DATED AS OF MAY 12, 2011

i

TABLE OF CONTENTS
(continued)

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		49

3.1	Organization and Standing	49
3.2	Parent Capitalization	49
3.3	Authority	49
3.4	No Conflict	49
3.5	Consents	50
3.6	SEC Filings; Financial Statements	50
3.7	No Changes	50
3.8	Issuance of Parent Common Stock	50
3.9	Listing/WKSI	50

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		51

4.1	Conduct of Business of the Company	51
4.2	No Solicitation	54
4.3	Shareholder Approval	55
4.4	Key Employees	56

ARTICLE V ADDITIONAL AGREEMENTS		57

5.1	Commercially Reasonable Efforts to Complete	57
5.2	Regulatory Approvals	58
5.3	Notification of Certain Matters	59
5.4	Access to Information	59
5.5	Public Disclosure	59
5.6	Fees and Expenses	60
5.7	Lease Term	60
5.8	Employee Matters	60
5.9	Tax Matters	61
5.10	Required Financial Statements and Information	64
5.11	S-3 Registration	64
5.12	Further Assurances	67
5.13	Employee Benefits	67
5.14	Indemnification of Directors and Officers	67

ARTICLE VI CONDITIONS TO CLOSING		68

6.1	Conditions to Obligations of Each Party to Effect the Merger	68
6.2	Conditions to the Obligations of Parent and Merger Sub	68
6.3	Conditions to Obligations of the Company	70

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW		71

7.1	Survival of Representations and Warranties	71
7.2	Indemnification	72
7.3	Limitations	73
7.4	Exclusive Remedy	75
7.5	Escrow Arrangements	75
7.6	Claims for Indemnification	75
7.7	Shareholder Representative	77

TABLE OF CONTENTS
(continued)

ARTICLE VIII TERMINATION; AMENDMENT		80

8.1	Termination	80
8.2	Effect of Termination	80
8.3	Amendment	81

ARTICLE IX GENERAL PROVISIONS		81

9.1	Notices	81
9.2	Interpretation	83
9.3	Counterparts	83
9.4	Entire Agreement; No Third Party Beneficiaries; Assignment	83
9.5	Confidentiality	84
9.6	Third Party Fees and Expenses	84
9.7	Severability	84
9.8	Other Remedies	84
9.9	Governing Law; Exclusive Jurisdiction	84
9.10	Waiver of Jury Trial	85

INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Offer Letter

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of Agreement of Merger

Exhibit E	Form of Letter of Transmittal

Exhibit F	Form of Joinder Agreement

Exhibit G	Form of Legal Opinion of Counsel to the Company

Exhibit H	Form of FIRPTA Certificate

Exhibit I	Form of Escrow Agreement

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May 12, 2011 by and among Rambus Inc., a Delaware corporation (“Parent”), Padlock Acquisition Corp., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Cryptography Research, Inc., a California corporation (the “Company”), and Christopher Leigh Rodgers, as Shareholder representative (the “Shareholder Representative”) solely in his capacity as the Shareholder Representative and only for the purposes expressly provided for herein and for no other purpose.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.1.

RECITALS

A.            The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each corporation and its respective securityholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) upon the terms and conditions set forth herein, and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby, including the Merger.

B.            Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall terminate and the holder of each option shall be entitled to receive the consideration set forth herein.

C.            At the Effective Time, Parent shall deposit the Escrow Amount with the Escrow Agent pursuant to the terms of the Escrow Agreement, as partial security for the indemnification obligations set forth in this Agreement.

D.            The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E.             Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, Paul Kocher, Benjamin Jun, Joshua Jaffe and Christopher Leigh Rodgers are entering into separate voting agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

F.             Promptly following the execution and delivery of this Agreement by the parties hereto, and in any case no later than 11:59 a.m. Pacific Time on the date of this Agreement, and as a material inducement to Parent and Merger Sub to enter into this Agreement, the Company shall obtain and deliver to Parent an executed copy of an action by written consent, which shall be a true, correct and complete copy evidencing the Requisite Shareholder Approval of the Merger, this Agreement and the transactions contemplated hereby and the Tax Elections, signed by Paul Kocher, Benjamin Jun, Joshua Jaffe and Christopher Leigh Rodgers (the “Initial Shareholder Consent”) in addition to the Tax Elections signed by such Shareholders.

G.            As a material inducement to Parent and Merger Sub to enter into this Agreement, each of the Key Employees has agreed to enter into an offer letter substantially in the form attached hereto as Exhibit A (each, an “Offer Letter”), to be effective as of the Closing.

H.            As a material inducement to Parent and Merger Sub to enter into this Agreement, Paul Kocher and Benjamin Jun have agreed to enter into a non-competition agreement with Parent limiting certain activities in the field of the Company Business, in the form attached hereto as Exhibit B (the “Non-Competition Agreement”), to be effective as of the Closing.

I.              The Company intends to distribute to its employees, consultants, and Shareholders substantially all of its existing cash reserves that are in excess of the amount needed to ensure that the Net Working Capital is greater than or equal to the Target Net Working Capital, which distributions will be effective prior to the Closing (the “Company Distributions”).  The Company Distributions will be allocated to the Company’s employees as bonuses and its Shareholders as shareholder distributions as determined by the Company in its sole and absolute discretion.

***

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Accounting Referee” shall have the meaning ascribed to such term in Section 1.8(c)(iv).

“Action of Divestiture” shall have the meaning ascribed to such term in Section 5.2(a).

“Adverse Disclosure” shall mean public disclosure of material non-public information, which disclosure, as determined in good faith by Parent, (a) would be required to be made or incorporated by reference in the S-3 Registration Statement so that the S-3 Registration Statement would not be materially misleading, (b) would not be required to be made at such time but for the filing of such S-3 Registration Statement and (c) would be significantly harmful to Parent or its stockholders or Parent’s ability to effect a proposed transaction.

“Affiliated Group” shall have the meaning ascribed to such term in Section 2.12(a).

“Aggregate Option Exercise Amount” shall mean the total Option Exercise Amounts payable upon exercise by the holders of all Company Options outstanding immediately prior to the Effective Time that are not exercised contingent upon the Closing.

“Agreement” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Agreement of Merger” shall have the meaning ascribed to such term in Section 1.3.

“Alternative Election” shall have the meaning ascribed to such term in Section 1.2(c).

“Alternative Transaction” shall have the meaning ascribed to such term in Section 1.2(c).

“Antitrust Laws” shall have the meaning ascribed to such term in Section 5.2(a).

“Articles of Incorporation” shall mean the articles of incorporation of the Company, as amended to date.

“Balance Sheet” shall mean the Company’s unaudited balance sheet as of any date so specified.

“Balance Sheet Date” shall have the meaning ascribed to such term in Section 2.7.

“Brokers’ Fees” shall have the meaning ascribed to such term in Section 2.22.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“California Law” shall mean the General Corporation Law of the State of California.

“California Minimum Tax” shall mean any Taxes for which the Company is liable under California Revenue & Taxation Code Section 23802(b)(1) as a result of the Section 338(h)(10) Elections or the Alternative Transaction, calculated in accordance with Section 5.9(b)(iv).

“Cash Consideration” shall mean $167,500,000, minus any Unpaid Third Party Expenses, to the extent not included in the Company Closing Net Working Capital, plus or minus (as applicable, as provided in Section 1.8(c)(ii)) the Net Working Capital Adjustment Amount.

“Cause” shall mean (a) a Continuing Employee or Continuing Contractor has failed substantially to perform his or her employment or contractor duties for reasons other than death or disability which failure, if curable in the reasonable discretion of Parent, is not cured to the reasonable satisfaction of Parent following written notice of such failure (which written notice shall expressly state that it is being delivered in connection with this Agreement and may constitute “Cause” hereunder); (b) an Eligible Employee or Contractor has failed or refused to comply with reasonable applicable written code of conduct, code of ethics or other policy or standards established by Parent from time to time which failure, if curable in the reasonable discretion of Parent, is not cured to the reasonable satisfaction of Parent following written notice of such failure (which written notice shall expressly state that it is being delivered in connection with this Agreement and may constitute “Cause” hereunder); or (c) (i) an Eligible Employee or Contractor is convicted of or pleads nolo contendere or guilty to a felony or any crime involving fraud or dishonesty under the laws of the United States, any state thereof or any foreign jurisdiction, (ii) an Eligible Employee or Contractor engages in conduct in the performance of his or her duties that constitutes gross negligence or willful misconduct, (iii) an Eligible Employee or Contractor undertakes an act of personal dishonesty in connection with his or her responsibilities as an employee or contractor intended to result in such Person’s personal enrichment or (iv) an Eligible Employee or Contractor violates any contract or agreement between such Person and Parent or violates a statutory duty owed to Parent and, if curable in the reasonable discretion of Parent, fails to cure such violation to the reasonable satisfaction of Parent following written notice of such violation (which written notice shall expressly state that it is being delivered in connection with this Agreement and may constitute “Cause” hereunder).

“Charter Documents” shall have the meaning ascribed to such term in Section 2.1(a).

“Claim Date” shall have the meaning ascribed to such term in Section 7.6(b)(i).

“Closing” shall have the meaning ascribed to such term in Section 1.3.

“Closing Cash Consideration Per Share” shall mean the quotient obtained by dividing (a) the sum of (i) the Cash Consideration, plus (ii) the Aggregate Option Exercise Amount, minus (iii) the Escrow Cash Amount, minus (iv) the Shareholder Representative Fund Amount, by (b) the Total Fully Diluted Common Shares.

“Closing Date” shall have the meaning ascribed to such term in Section 1.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any state equivalent.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Company Authorizations” shall have the meaning ascribed to such term in Section 2.19.

“Company Business” shall mean the business of conducting research and development and licensing technologies with respect to semiconductor and system security, including solutions for the government, wireless, telecommunications, financial, digital television, entertainment, consumer electronics and Internet industries.

“Company Closing Net Working Capital” shall have the meaning ascribed to such term in Section 1.8(c)(i).

“Company Closing Working Capital Statement” shall have the meaning ascribed to such term in Section 1.8(c)(i).

“Company Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Company D&O Tail Policy” shall have the meaning ascribed to such term in Section 5.14(b).

“Company Distributions” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, change in control pay, deferred compensation, performance awards, stock or equity-related awards, pension, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded (including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA), which is or has been maintained (if the Company has or may have any continuing Liability or obligation), contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or may have any Liability or obligation, including each International Employee Plan.

“Company Indemnified Party” shall have the meaning ascribed to such term in Section 5.14(a).

“Company Intellectual Property Rights” shall mean any and all Intellectual Property Rights that are: (a) owned by, or purported to be owned by, Company, and which are neither (i) expired, (ii) abandoned, nor (iii) contractually required to be assigned to a Third Party pursuant to a Contract Made Available to Parent (provided the exclusion in this subsection (iii) will not apply to the Patents or Patent Applications set forth in Section 2.16(a)(i) of the Disclosure Schedule); or (b) exclusively licensed to the Company.

“Company Material Adverse Effect” shall mean any change, event, circumstance, condition or effect that, individually or in the aggregate with all other changes, events, circumstances, conditions or effects, (a) is or would reasonably be expected to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations, results of operations or capitalization of the Company; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (iii) changes in GAAP or laws or other legal or regulatory conditions (or the interpretation thereof); (iv) changes in the general conditions in the industry in which the Company operates; (v) natural disasters, weather conditions and other force majeure events; provided, however, that any change, event, circumstance, condition or effect described in clauses (i) through (v) may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur only to the extent such change, event, circumstance, condition or effect has or would reasonably be expected to have a disproportionate impact on the Company as compared to other companies in the Company’s industry that conduct business in the same countries in which the Company conducts business; and (vi) loss of customers or employees directly resulting from the announcement or pendency of the transactions contemplated by this Agreement; or (b) the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested).

“Company Owned Intellectual Property Rights” shall mean any and all Intellectual Property Rights that are owned by, or purported to be owned by, Company, and which are neither (i) expired, (ii) abandoned, nor (iii) contractually required to be assigned to a Third Party pursuant to a Contract Made Available to Parent (provided the exclusion in this subsection (iii) will not apply to the Patents or Patent Applications set forth in Section 2.16(a)(i) of the Disclosure Schedule).

“Company Patents” shall mean Company Intellectual Property Rights that are Patents or Patent Applications.

“Company Products” shall mean: (a) all products and service offerings that are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided to customers by the Company; and (b) any such products and service offerings that are currently under development by the Company, in each case as of the Closing Date.  Notwithstanding the foregoing, “Company Products” excludes: (i) reports for projects that are primarily directed to evaluation, training, speaking or publishing; and (ii) any Technology licensed-in or otherwise provided by Third Parties.

“Company Registered IP” shall have the meaning ascribed to such term in Section 2.16(a)(i).

“Company Technology” shall mean all Technology that is owned by, or purported to be owned by, the Company, and which is not contractually required to be assigned to a Third Party pursuant to a Contract Made Available to Parent.

“Company Representatives” shall have the meaning ascribed to such term in Section 4.2(b).

“Company Share Certificates” shall have the meaning ascribed to such term in Section 1.9(a).

“Conflict” shall have the meaning ascribed to such term in Section 2.5.

“Consideration Per Option” shall have the meaning ascribed to such term in Section 1.6(b)(i).

“Consideration Per Share” shall have the meaning ascribed to such term in Section 1.6(a).

“Continuing Contractor” shall mean each Independent Contractor of the Company who continues his or her contracting relationship with the Surviving Corporation or accepts employment with Parent or any of Parent or its direct or indirect Subsidiaries after the Effective Time.

“Continuing Employee” shall mean each employee of the Company who continues employment with the Surviving Corporation or accepts employment with Parent or any of Parent or its direct or indirect Subsidiaries after the Effective Time.

“Contract” shall have the meaning ascribed to such term in Section 2.5.

“Copyrights” means copyrights (whether or not registered), and all other rights equivalent or similar thereto, in any works of authorship that are fixed in a tangible medium of expression (including rights to Software and firmware) throughout the world, including moral and economic rights of authors, however denominated and regardless of medium of fixation or means of expression, and Mask Work Rights.

“Current Balance Sheet” shall have the meaning ascribed to such term in Section 2.7.

“Current Balance Sheet Date” shall have the meaning ascribed to such term in Section 2.7.

“Disclosure Schedule” shall have the meaning ascribed to such term in the preamble to Article II.

“Dissenting Share Payments” shall have the meaning ascribed to such term in Section 1.7(c).

“Dissenting Shares” shall have the meaning ascribed to such term in Section 1.7(a).

“DOL” shall mean the United States Department of Labor.

“Domain Names” shall mean domain names, World Wide Web addresses, and Uniform Resource Locators, that are subject to applications and registrations therefor with any official domain name registrant.

“Effective Time” shall have the meaning ascribed to such term in Section 1.3.

“Eligible Employee or Contractor” shall mean each Continuing Employee and Continuing Contractor who is reflected on the Retention Bonus Spreadsheet, and as of any Retention Milestone (i) who has remained continuously employed or retained by Parent, the Surviving Corporation or any of their Subsidiaries since the Effective Time through the date of such Retention Milestone, subject to such entity’s normal leave policies for continued employment, or (ii) whose employment or contracting relationship has been terminated (A) by Parent, the Surviving Corporation or any of their Subsidiaries without Cause, (B) due to a Termination for Death or Disability or (C) due to a resignation after a Relocation.

“Employee” shall mean any current or former employee or director of the Company.

“Employee Agreement” shall mean each management, employment, severance, change in control, separation, relocation, repatriation, expatriation, loan, visa, work permit or other employment-related agreement or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for employment-related compensation or benefits) between the Company and any Employee of the Company that is not a Company Employee Plan.

“Environmental Laws” shall mean any and all laws which prohibit, regulate or control any Hazardous Material or Hazardous Materials Activities, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act and the Occupational Safety and Health Act.

“Equipment” shall have the meaning ascribed to such term in Section 2.14(e).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” shall have the meaning ascribed to such term in Section 7.5.

“Escrow Amount” shall mean the Escrow Cash Amount and the Escrow Share Amount.

“Escrow Cash Amount” shall mean $15,000,000.

“Escrow Fund” shall have the meaning ascribed to such term in Section 7.5.

“Escrow Payment per Share” shall mean the combination of (a) the quotient obtained by dividing the Escrow Cash Amount to be distributed pursuant to Article VII, if any, by the Total Fully Diluted Common Shares, and (b) the quotient obtained by dividing the Escrow Share Amount to be distributed pursuant to Article VII, if any, by the Total Fully Diluted Common Shares.

“Escrow Share Amount” shall mean 1,276,161 shares of Parent Common Stock.

“Estimated Unpaid Third Party Expenses” shall mean the amount of Third Party Expenses, expected to be payable by the Company and remaining unpaid at the Closing as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Documents” shall have the meaning ascribed to such term in Section 1.9(a).

“Expense Escrow Agreement” shall mean an escrow agreement to be entered into between the Shareholder Representative and the Escrow Agent in connection with the Closing with respect to the Shareholder Representative Expense Fund.

“Export Approvals” shall have the meaning ascribed to such term in Section 2.26(a).

“Financials” shall have the meaning ascribed to such term in Section 2.7.

“FIRPTA Compliance Certificate” shall have the meaning ascribed to such term in Section 6.2(e)(xv).

“Fundamental Representations” shall have the meaning ascribed to such term in Section 7.1.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, foreign or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing, including without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world.

“Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activities” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, labeling, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License Agreements” shall mean any Contract to which the Company is currently a party, under which the Company acquires, licenses or obtains (contingent or otherwise) forbearances under any Intellectual Property Right of a Third Party.

“Indebtedness” shall mean and include any and all liabilities and obligations, including but not limited to any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums (but without duplication), (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (d) under capital leases; or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, license or royalty fees payable pursuant to existing agreements Made Available to Parent, or unreimbursed employee expenses incurred in the ordinary course of business consistent with past practice.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 7.2(a).

“Indemnifying Parties” shall have the meaning ascribed to such term in Section 7.2(a).

“Independent Contractor” shall mean any current or former natural person independent contractor or natural person consultant of the Company.

“Independent Contractor Agreement” shall mean each independent contractor, consulting, sales or other services agreement or contract between the Company and any Independent Contractor.

“Initial Shareholder Consent” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Intellectual Property Rights” shall mean, collectively, rights under any Patents, Patent Applications, Copyrights, Trade Secrets and Trademarks.

“Interim Financials” shall have the meaning ascribed to such term in Section 2.7.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, whether formally or informally, or with respect to which the Company will or may have any Liability, with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean the employees of Company consisting of: Christopher Gori, Joshua Jaffe, Benjamin Jun, Paul Kocher, Benjamin Levine, Christopher Leigh Rodgers and Pankaj Rohatgi.

“Knowledge of the Company” shall mean the actual knowledge of Paul Kocher, Christopher Leigh Rodgers and Joseph Yang (and, solely with respect Section 2.15, 2.16 and 2.26 of this Agreement, Benjamin Jun), including the knowledge such individuals should have (solely with respect to Section 2.15, 2.16 and 2.26 in the case of Benjamin Jun) at any time from the date of this Agreement through the Closing or the termination of this Agreement as a result of the prudent performance of their normal duties on behalf of the Company.

“Law” means any law, statute, rule, regulation, ordinance, directive, decree, codes, awards, Orders, and other pronouncement having the effect of law of any country or state, or of any Governmental Entity.

“Lease Agreements” shall have the meaning ascribed to such term in Section 2.14(b).

“Leased Real Property” shall have the meaning ascribed to such term in Section 2.14(a).

“Letter of Transmittal” shall have the meaning ascribed to such term in Section 1.9(a).

“Liability” shall mean any direct or indirect liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” shall mean any lien, pledge, charge, mortgage, security interest or other encumbrance of any sort, other than Permitted Liens.

“Loss” shall have the meaning ascribed to such term in Section 7.2(a).

“Made Available” shall mean that, prior to 5:00 p.m. Pacific time one Business Day prior to the date of this Agreement, the Company or its representatives have either (a) posted such materials to the VDR, (b) provided to Parent and/or its representatives access to such materials in the Company’s (or its attorneys’) offices or (c) provided such materials to Parent and/or its representatives on electronic media or by email.

“Mask Work Rights” means rights in mask works and registrations and applications for registration or renewal thereof.

“Merger” shall have the meaning ascribed to such term in the Recitals.

“Merger Share Amount” shall mean 5,104,645 shares of Parent Common Stock.

“Merger Sub” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Net Working Capital” shall mean the current assets of the Company enumerated on Schedule 1.8(c), minus all outstanding Liabilities of the Company incurred on or prior to the Effective Time but only to the extent that such Liabilities relate to the period prior to the Closing (after giving effect to the transactions contemplated by this Agreement, but excluding (i) the Retention Bonuses, (ii) any Liabilities for which a check has been delivered or that have been reserved for by the Company (and written notice has been provided to Parent), and for which an equivalent amount of cash has been retained in the Company’s bank account to fund the payment of such check or reserved Liability, and (iii) Liabilities that were already taken into account in determining Company Closing Net Working Capital or already resulted in an adjustment to Cash Consideration) which shall include 50% of the California Minimum Tax.

“Net Working Capital Adjustment Amount” shall have the meaning ascribed to such term in Section 1.8(c)(ii).

“Non-Competition Agreement” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Non-Disclosure Agreement” shall mean the Non-Disclosure Agreement dated January 18, 2011, between the Company and Parent.

“Notice of Disagreement” shall have the meaning ascribed to such term in Section 1.8(c)(iv).

“Notice Deadline” shall have the meaning ascribed to such term in Section 1.8(c)(iv).

“Objection Deadline” shall have the meaning ascribed to such term in Section 7.6(b)(i).

“Objection Notice” shall have the meaning ascribed to such term in Section 7.6(b)(i).

“Offer Letter” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Officer’s Certificate” shall have the meaning ascribed to such term in Section 7.6(a).

“Open Source License” shall mean a Contract that: (a) licenses Software on a nondiscriminatory basis to any entity seeking to obtain it, for the non-exclusive use, distribution and modification of such Software or other material; and (b) (i) requires that distribution of such Software and modifications thereto be licensed pursuant to the terms of such Contract, and accompanied by the Source Code therefor, or (ii) prohibits the licensee under such Contract from charging a fee or otherwise seeking compensation in connection with sublicensing or distributing such Software and modifications thereto.  For example and without limitation, “Open Source License” includes Contracts such as the Creative Commons License, Open Database license, Apache License, Mozilla Public License, GPL or LGPL.

“Open Source Materials” means Software or other material that is distributed as “free software” or “open source software” under an Open Source License.

“Option Cash-Out Amount” shall have the meaning ascribed to such term in Section 1.6(b)(i).

“Option Exercise Amount” shall mean the per share amount paid or payable by the holder of a Company Option to exercise such option.

“Optionholder” shall mean any holder of Company Options.

“Outbound License Agreement” shall mean any Contract to which the Company is currently a party, under which the Company provides (contingent or otherwise) any license under, or grants any covenant not to sue or assert its rights with respect to, any Company Intellectual Property Rights to a Third Party.

“Parent” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” shall mean any change, event, circumstance, condition or effect that, individually or in the aggregate with all other changes, events, circumstances, conditions or effects, (a) is or would reasonably be expected to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations, results of operations or capitalization of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (iii) changes in GAAP or laws or other legal or regulatory conditions (or the interpretation thereof); (iv) changes in the general conditions in the industries in which Parent operates; (v) natural disasters, weather conditions and other force majeure events; provided, however, that any change, event, circumstance, condition or effect described in clauses (i) through (v) may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur only to the extent such change, event, circumstance, condition or effect has or would reasonably be expected to have a disproportionate impact on Parent as compared to other companies that conduct business in the countries and in industries in which Parent conducts business; (vi) changes related to, or as a result of, any litigation or legal or other proceedings of any nature disclosed in the Parent SEC Reports as of the date of this Agreement; (vii) loss of customers or employees directly resulting from the announcement or pendency of the transactions contemplated by this Agreement; (viii) changes in Parent’s stock price or change in the trading volume of the Parent’s stock, in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Parent Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Parent Material Adverse Effect); and (ix) any failure by Parent to meet any published projections, forecasts or estimates of revenues or earnings in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such failure may be deemed to constitute a “Parent Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Parent Material Adverse Effect); or (b) the ability of Parent to consummate the Merger and the transactions contemplated by this Agreement.

“Parent SEC Reports” shall have the meaning ascribed to such term in Section 3.6.

“Patent” means any granted patent, certificate of invention, registration, or utility or industrial design, including all extensions, reexaminations and reissues thereof, regardless of jurisdiction.

“Patent Application” means any currently pending application for a Patent, including divisionals, provisionals, substitutions, continuations and continuations-in-part, regardless of jurisdiction.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.

“Permitted Lien” shall mean (a) any liens securing the payment of Taxes or filing fees, either not yet due or the validity of which is being contested in good faith by appropriate proceedings; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business; (d) with respect to real property, all matters of record, liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not detract from or interfere with the use of the assets or properties subject thereto;  and (e) non-exclusive licenses to Company Intellectual Property granted: (1) in the ordinary course of business; or (2) pursuant to a written agreement set forth in Section 2.16(g)(ii) of the Disclosure Schedule.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plans” shall mean the Company’s 1999 Stock Plan and the 2009 Stock Plan.

“Pre-Closing Period” shall mean the period from the date of this Agreement until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Section 8.1 hereof.

“Pre-Closing Taxes” shall mean (i) all unpaid Taxes of the Company attributable to a Pre-Closing Tax Period, including any employment or payroll taxes with respect to any bonuses, cash out of options or other compensatory payments in connection with the transactions contemplated by this Agreement (but excluding, for the avoidance of doubt, any taxes related to the Retention Bonuses), (ii) any Taxes of the Company resulting from the Section 338(h)(10) Elections, other than the California Minimum Tax (except as provided in the last sentence of Section 5.9(c)(v)), and (iii) any Losses, including the occurrence of any Tax or the loss of any Tax benefit that would have been utilized or recognized in any taxable period ending after the Closing Date as a result of the Section 338(h)(10) Elections, where such Tax or loss of Tax benefit arises because of the inaccuracy of the representations in Sections 2.12(b)(xvi) and (xvii) of this Agreement.  In the case of any Straddle Period, the Property Taxes imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and the Taxes (other than Property Taxes) imposed upon the Company allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each period.

“Pre-Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Principal Shareholder” shall mean Paul Kocher.

“Property Taxes” shall mean real, personal and intangible ad valorem property taxes.

“Pro Rata Portion” shall mean, with respect to a Shareholder or an Optionholder, the quotient obtained by dividing (a) the sum of the number of shares of Company Common Stock held by such Person and the number of shares of Company Common Stock that are issuable upon exercise of the Company Options held by such Person (whether vested or unvested), each calculated as of immediately prior to the Effective Time, by (b) the number of Total Fully Diluted Common Shares.

“Purchase Price” shall mean total consideration of $292,500,000, minus any Unpaid Third Party Expenses to the extent not included in Net Working Capital, minus any Net Working Capital Adjustment Amount.

“PWC” shall mean PricewaterhouseCoopers LLP.

“Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity.

“Related Agreements” shall mean the Non-Disclosure Agreement, the Spreadsheet, the Escrow Agreement, the Voting Agreements, the Offer Letters, the Non-Compete Agreements, the Joinder Agreement and all other agreements and certificates entered into or delivered in connection with the transactions contemplated herein.

“Relocation” shall have the meaning ascribed to such term in Section 5.8(c).

“Requisite Shareholder Approval” shall mean the approval of the holders of at least a majority of the outstanding shares of Company Common Stock.

“Retention Bonus” shall mean, for each Eligible Employee or Contractor, such employee’s or contractor’s share of each Retention Bonus Pool as reflected on the Retention Bonus Spreadsheet.

“Retention Bonus Pool” shall mean $16,666,666 for each Retention Milestone (for an aggregate of $50,000,000 over the three Retention Milestones), payable in cash for the first Retention Milestone and at Parent’s election, in either cash or shares of Parent Common Stock (with a value determined by the average closing sales price per share of Parent Common Stock over the 15 Business Days preceding, and including, the date of the Retention Milestone), on each of the second and third Retention Milestones.

“Retention Bonus Spreadsheet” shall mean the payment spreadsheet of Eligible Employees or Contractors and their Retention Bonus amounts, in the form agreed upon between the Company and Parent prior to the execution of this Agreement.

“Retention Milestone” shall mean each of the 12th, 24th and 36th month anniversaries of the Closing Date.

“Returns” shall have the meaning ascribed to such term in Section 2.12(b)(i).

“S-3 Indemnified Party” shall have the meaning ascribed to such term in Section 5.11(d).

“S-3 Indemnifying Party” shall have the meaning ascribed to such term in Section 5.11(d).

“S-3 Misstatement or Omission” shall have the meaning ascribed to such term in Section 5.11(c).

“S-3 Registration Statement” shall have the meaning ascribed to such term in Section 5.11(a).

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Elections” shall have the meaning ascribed to such term in Section 5.9(b)(i).

“Section 409A” shall have the meaning ascribed thereto in Section 2.12(c)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder” shall mean any holder of any Company Common Stock immediately prior to the Effective Time.

“Shareholder Representative” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Shareholder Representative Expenses” shall have the meaning ascribed to such term in Section 7.7(b).

“Shareholder Representative Fund Amount” shall mean $250,000 in cash.

“Shareholder Representative Fund Payment per Share” shall mean the quotient obtained by dividing the Shareholder Representative Fund Amount to be distributed pursuant to Section 7.7, if any, by the Total Fully Diluted Common Shares.

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools, and user interfaces, in any form or format, however fixed.  “Software” specifically includes source code listings and documentation therefor.

“Soliciting Materials” shall have the meaning ascribed to such term in Section 4.3(c).

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

“Spreadsheet” shall have the meaning ascribed to such term in Section 1.8(c)(i).

“Statement of Expenses” shall have the meaning ascribed to such term in Section 5.6.

“Stock Exchange Ratio” shall mean the quotient obtained by dividing the Merger Share Amount by the Total Fully Diluted Common Shares.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Subsidiary” shall mean any corporation, limited liability company, partnership, association, joint venture or other business entity of which any specified Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Survival Date” shall have the meaning ascribed to such term in Section 7.1.

“Surviving Corporation” shall have the meaning ascribed to such term in Section 1.2(a).

“Target Net Working Capital” shall mean $500,000.

“Tax” shall have the meaning ascribed to such term in Section 2.12(a).

“Tax Elections” shall have the meaning ascribed to such term in Section 5.9(b)(ii).

“Tax Incentive” shall have the meaning ascribed to such term in Section 2.12(b)(xv).

“Technology” means any or all of the following instantiations or embodiments of the following in any tangible or electronic form and embodied in any media: (a) works of authorship, including computer programs, source code, and object code, whether embodied in Software, firmware or otherwise, architecture, documentation, designs, files, records and data, (b) inventions (whether or not patentable), discoveries, improvements, invention disclosures, inventor notebooks, records, research and documentation related to inventions, (c) proprietary and confidential information, show-how and know how, (d) databases, data compilations and collections, (e) technical data, customer lists, supplier lists, component lists, manufacturing process or procedures descriptions, manuals, schedules, prototypes, methods and processes, and (f) technology, hardware, tools, manufacturing equipment, or machinery.

“Terminated Agreements” shall have the meaning ascribed to such term in Section 5.1(d).

“Termination for Death or Disability” means any separation of employment or contracting relationship of an Eligible Employee or Contractor as a result of death or disability resulting in such Person being unable to perform (with reasonable accommodation, in the case of an employee) his or her duties as an employee or contractor of Parent as the result of incapacity due to physical or mental illness occurring after the Effective Date, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by an independent physician selected by Parent.

“Third Party” shall mean any Person other than the Company.

“Third Party Claim” shall have the meaning ascribed to such term in Section 7.6(d).

“Third Party Expenses” shall mean all third party fees, costs and expenses incurred in connection with the Agreement, the Merger and the transactions contemplated hereby, including all (a) legal fees and costs; (b) accounting fees; (c) financial advisory fees; (d) banking fees; (e) consulting fees; and (f) all other fees (including fees for filings with Governmental Entities) and expenses of third parties incurred by a party in connection with the process leading to and including the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and the transactions contemplated hereby.

“Threshold Amount” shall have the meaning ascribed to such term in Section 7.3(f).

“Total Fully Diluted Common Shares” shall mean the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of the Effective Time (including any shares of Company Common Stock issued immediately prior to the Effective Time pursuant to the exercise of Company Options contingent upon the Closing) and (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options outstanding (whether vested or unvested) immediately prior to the Effective Time.

“Total Outstanding Common Shares” shall mean the aggregate number of shares of Company Common Stock issued and outstanding as of the Effective Time (including any shares of Company Common Stock issued immediately prior to the Effective Time pursuant to the exercise of Company Options contingent upon the Closing).

“Trade Secrets” means any trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) for all business,

technical and know-how information, show-how information, non-public information, and confidential information, including whether embodied in databases and data collections or otherwise.

“Trademarks” means any and all trade names, logos, trade dress, slogans, common law trademarks and service marks, trademark, certification mark and service mark registrations and currently pending applications therefor, and all goodwill associated therewith, and any similar or equivalent trade identifier to any of the foregoing (as applicable) whether now known or hereafter recognized in any jurisdiction worldwide.

“Trading Price” shall mean the average closing sales price per share of Parent Common Stock on the Closing Date.

“Transaction Proposal” shall have the meaning ascribed to such term in Section 4.2(a).

“Transfer Taxes” shall have the meaning ascribed to such term in Section 5.9(g).

“Treasury Regulations” shall mean the income Tax regulations promulgated under the Code.

“Unpaid Indebtedness” shall mean any Indebtedness of the Company that is not paid in full prior to the Closing, including any fees or penalties relating thereto.

“Unpaid Company Third Party Expenses” shall mean any Third Party Expenses of the Company that are incurred prior to and including the Closing to the extent not paid by the Company at or prior to the Closing.

“VDR” shall mean the virtual data room managed by the Company and accessible to Parent and/or its representatives.

“Voting Agreements” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988.

“Year-End Financials” shall have the meaning ascribed to such term in Section 2.7.

1.2          The Merger.

(a)   The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent.  The surviving corporation after the Merger is referred to hereinafter as the “Surviving Corporation.”

(b)   Effect. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of California Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c)   Alternative Transaction.  In the event the Company fails to deliver a Tax Election for all of its Shareholders, at Parent’s election (the “Alternative Election”) the parties agree to restructure the Merger and the transactions contemplated by this Agreement in a manner determined by Parent to have a substantially similar tax structure for Parent and the Shareholders, including, but not limited to, (i) a forward merger of the Company into an indirect subsidiary of Parent, (ii) the election by the Company to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361 of the Code that is wholly-owned by a newly-formed valid Subchapter S-corporation and the sale of the stock of the Company to Parent, or (iii) the conversion of the Company into a limited liability company, wholly-owned by a newly-formed valid Subchapter S-corporation and the sale of the limited liability company interests to Parent, such restructured transaction, the “Alternative Transaction;” provided, however, notwithstanding anything to the contrary in this Agreement, in the event Parent makes the Alternative Election, (A) Parent (and not the Shareholders, the Company or the Surviving Corporation) shall be responsible for any additional Taxes arising out of or resulting from such Alternative Election that would not otherwise have been due and owing in the event that the Alternative Election was not made (other than Taxes resulting because of the inaccuracy of the representations contained in Sections 2.12(b)(xvi) and (xvii)), and (B) the Shareholders and the Company shall be deemed to not be in breach of any representation, warranty and/or covenant set forth in this Agreement or have any Liability arising out of or resulting from the Alternative Election that would not otherwise constitute a breach or Liability in the event such Alternative Election was not made and the transactions completed pursuant to Section 1.2(a).

1.3          Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California an agreement of merger substantially in the form attached hereto Exhibit D (the “Agreement of Merger”), on  the later to occur of (a) two Business Days following the satisfaction or waiver of all of the conditions set forth in Article VI (or such earlier date as the parties may agree) or (b) June 10, 2011.  The parties hereto shall hold a closing (the “Closing”) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  The time of the filing of the Agreement of Merger by the Secretary of State of the State of California, or such later time as the parties may specify in the Agreement of Merger, shall be referred to herein as the “Effective Time.”

1.4          Articles of Incorporation and Bylaws.

(a)   The articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Cryptography Research, Inc.”

(b)   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

1.5          Directors and Officers.

(a)   Directors of Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

(b)   Officers of Surviving Corporation.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6          Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any Shareholder, each share of Company Common Stock (excluding, for avoidance of doubt, Company Options, which shall be treated as provided in Section  1.6(b) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including but not limited to the escrow provisions set forth in Article VII and the Escrow Agreement, will be cancelled and extinguished and will be converted automatically into the right to receive from Parent upon surrender of the certificates representing such shares of Company Common Stock in the manner provided in Section 1.8, (i) the shares of Parent Common Stock equal to the Stock Exchange Ratio plus (ii) a cash payment equal to the Closing Cash Consideration Per Share plus (iii) the Escrow Payment per Share, if any, plus (iv) the Shareholder Representative Fund Payment per Share, if any ((i) through (iv) collectively, the “Consideration Per Share”).  For purposes of calculating the amount issuable to each Shareholder pursuant to this Section 1.6(a), all shares of Company Common Stock held by each Shareholder shall be aggregated on a certificate by certificate basis.

(b)   Treatment of Company Options.

(i)            At the Effective Time, each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety and Parent shall substitute for each such Company Option the right to receive, (A) a cash payment equal to the product of (1) the total number of shares of Company Common Stock as to which such Company Option was vested and exercisable as of immediately prior to the Effective Time, and (2) the excess of the Closing Cash Consideration Per Share minus the Option Exercise Amount of such Company Option immediately prior to the Effective Time (the “Option Cash-Out Amount”), as more particularly set forth on the Spreadsheet, plus (B) the number of shares of Parent Common Stock equal to the Stock Exchange Ratio, plus (C) the Escrow Payment per Share, if any, plus (D) the Shareholder Representative Fund Payment per Share, if any ((A) through (D) collectively, the “Consideration Per Option”).  A portion of each Company Option holder’s Option Cash-Out Amount equal to such holder’s pro rata portion of the Escrow Amount shall be immediately deposited by Parent into the Escrow Fund pursuant to Section 7.5 hereof and that portion of each Company Option holder’s Option Cash-Out Amount equals the Shareholder Representative Fund Payment per Share shall be immediately deposited in the Shareholder Representative Fund; provided, however, that if the value of the Consideration Per Option does not exceed the Option Exercise Amount of such Company Option, the Consideration Per

Option with respect to such Company Option shall be $0; provided, further, if the Closing Cash Consideration Per Share is less than the Option Exercise Amount plus the cash portion of the Escrow Payment Per Share, the amounts will be equitably adjusted with respect to such Shares. The payment of the Option Cash-Out Amount will be subject to withholdings for all applicable Taxes.  For the avoidance of doubt, any Company Option that is exercised contingent upon the Closing shall not be subject to this Section 1.6(b), but shall instead be deemed exercised prior to the Effective Time and the shares of Company Common Stock received upon such exercise shall be governed by Section 1.6(a).  Prior to the Closing, the Company will take all necessary action to accelerate all outstanding Company Options such that they are fully vested and exercisable immediately prior to, and contingent upon, the Closing.

(ii)           The aggregate Option Cash-Out Amount and the shares of Parent Common Stock  distributable to the former holders of Company Options pursuant to Section 1.6(b)(i) above shall be paid (or delivered, in the case of the Parent Common Stock) by Parent to the Company and distributed by the Company as soon as is reasonably practicable to the former holders of Company Options outstanding as of the Effective Time and, with respect to the Option Cash-Out Amounts, in accordance with the Company’s normal payroll procedures, at not later than the date of the first normal payroll following the Closing.

(iii)          Prior to the Effective Time, and subject to the review and reasonable approval of Parent, the Company shall have taken all actions necessary and obtained all necessary consents to effect the transactions anticipated by this Section 1.6(b) under all agreements relating to Company Options and any other plan or arrangement of the Company (whether written or oral, formal or informal).

(c)   Withholding Taxes.  The Company, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any person such amounts as are required by law to be deducted or withheld therefrom, and shall pay such amounts to the appropriate Governmental Entity.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)   Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)   Securities Law Compliance; Certificate Legends.  The shares of Parent Common Stock representing the Merger Share Amount will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.  The certificates or other instruments representing the shares of Parent Common Stock, until such time as the sale of such shares have been registered under the Securities Act, or as otherwise provided below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates in contravention of such legend):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN

EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT.

The legend set forth above shall be removed and Parent shall promptly issue a certificate without such legend to the holder of the shares of Parent Common Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) such shares are registered for sale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides Parent with an opinion of counsel, in a reasonably acceptable form to Parent, to the effect that such sale, assignment or transfer of the shares may be made without registration under the Securities Act, or (iii) such holder provides Parent with reasonable and customary assurance that the shares can be sold, assigned or transferred pursuant to Rule 144 without any restriction as to the number of securities that can be immediately sold.

(f)    Fractional Shares.  Notwithstanding anything to the contrary set forth herein, no fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each Shareholder and Optionholder, as applicable, who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Shareholder or Optionholder, as applicable) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Trading Price.

(g)   Adjustments.  The Consideration Per Share and Consideration Per Option shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), or other distribution (other than the Company Distributions) in respect of Parent Common Stock or Company Common Stock, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock (other than the Company Distributions) occurring after the date hereof and prior to the Effective Time.

1.7          Dissenting Shares.

(a)   Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s dissenters’ rights in accordance with Chapter 13 of California Law (any such shares being referred to as the “Dissenting Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under California law) shall not be converted into or represent a right to receive the Consideration Per Share for Company Common Stock set forth in Section 1.6(a), but the holder thereof shall only be entitled to such rights as are provided by California Law.

(b)   Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under California Law then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall automatically be converted into and represent only the right to receive the consideration for such shares of Company Common Stock, as applicable, set forth in Section 1.6(a), without interest thereon, and subject to the provisions of Article VII, upon surrender of the certificate representing such shares.

(c)    The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights of Company Common Stock received by the Company pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld or delayed, make any payment with respect to any such demands or offer to settle or settle any such demands.  To the extent that Parent or the Surviving Corporation (A) shall make any payment or payments in respect of any Dissenting Shares in excess of the amount that otherwise would have been payable or issuable in respect of such shares under Section 1.6(a) of this Agreement or (B) incurs any other reasonable costs or expenses in respect of such Dissenting Shares (together, “Dissenting Share Payments”), Parent shall be entitled to indemnification in respect of such Dissenting Share Payments pursuant to Article VII hereof.

1.8          Exchange Process; Surrender of Certificates.

(a)   Spreadsheet.

(i)            Not less than five Business Days prior to the Closing, the Company shall deliver a payment spreadsheet (the “Spreadsheet”) in a form acceptable to Parent, certified as complete and accurate by the Chief Executive Officer of the Company, setting forth the following information:

(1)           with respect to each Shareholder: (A) the name of each Shareholder as of immediately prior to the Effective Time; (B) the number of shares of Company Common Stock to be held by such Shareholder as of immediately prior to the Effective Time; (C) the certificate number(s) applicable to such shares of Company Common Stock held by such Shareholder; (D) the date of acquisition of such shares of Company Common Stock; (E) the Closing Cash Consideration Per Share payable and the number of shares of Parent Common Stock deliverable to such Shareholder in accordance with the terms of this Agreement and in the manner provided herein in respect of all of the shares of Company Common Stock to be held by such Shareholder as of immediately prior to the Effective Time; (F) the amount of the Escrow Fund applicable to such Shareholder; (G) the amount of the Shareholder Representative Fund applicable to such Shareholder; (H) the address of such Shareholder where all amounts payable to such Shareholder pursuant to this Agreement shall be mailed; and (I) such Shareholder’s Pro Rata Portion; and

(2)           with respect to each holder of Company Options: (A) the name of each holder of Company Options as of immediately prior to the Effective Time; (B) the number of Company Options held by each holder of Company Options (on a Company Option by Option basis according to grant date) as of immediately prior to the Effective Time; (C) the grant date, number of shares vested as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting of the Company Options) and exercise price applicable to each Company Option held by holders of Company Options as of immediately prior to the Effective Time; (D) whether such Company Option is an incentive stock option or non-qualified stock option; (E) the Cash-Out Amount payable per Company Option and the number of shares of Parent Common Stock deliverable to such holder in accordance with the terms of this Agreement in respect of all Company Options to be held by such holder as of immediately prior to the Effective Time; (F) the amount of the Escrow Fund applicable to such holder; (G) the amount of the Shareholder Representative Fund applicable to such holder; (H) whether such holder holds Company Options to be exercised, together with the address of such holder of Company Options where all amounts payable to such holder pursuant to this Agreement shall be mailed; and (I)  such Optionholder’s Pro Rata Portion.

(ii)           In the event that any information set forth in the Spreadsheet becomes inaccurate at any time prior to the Effective Time, the Company shall deliver a revised Spreadsheet, together with a new certification consistent with Section 1.8(a)(i) to Parent, whereupon such revised Spreadsheet shall be deemed to be the “Spreadsheet” for all purposes of and under this Agreement.

(iii)          The Company acknowledges and agrees that the Escrow Agent and Parent and their respective agents shall be entitled to rely on the Spreadsheet for purposes of making any payments hereunder.

(b)   Parent to Provide Cash and Shares.

(i)            On the Closing Date, (A) Parent shall make available for exchange in accordance with this Article I the Merger Share Amount and the Cash Consideration in exchange for outstanding shares of Company Common Stock (other than the Escrow Amount and the Shareholder Representative Fund Amount), (B) Parent shall deposit in a Company payroll account an amount equal to the aggregate Option Cash-Out Amount and cause to be issued the shares of Parent Common Stock distributable to the former holders of Company Options pursuant to Section 1.6(b)(ii) and, in accordance with the Company’s normal payroll procedures, at not later than the date of the first normal payroll following Closing, Parent will cause the Company to pay such amounts to the Optionholders; provided that the Optionholder has provided an executed Joinder Agreement to Parent; provided, further, that such payments will be reduced by employee’s portion of any applicable payroll, income tax or other withholding tax, (C) Parent shall deposit into the Shareholder Representative Fund, the Shareholder Representative Fund Amount and (D) Parent shall deposit into the Escrow Fund, the Escrow Amount.

(ii)           Parent shall (A) cause its transfer agent to issue to each of the Shareholders and holders of Company Options the Merger Share Amount in the form of a restricted book-entry or direct registration account position with the transfer agent of the Parent Common Stock and (B) pay to each of the Shareholders the Closing Cash Consideration per share, in each case as promptly as reasonably practicable (and in any event within five Business Days) after receipt of the Exchange Documents as referenced in Section 1.9 below.

(c)   Calculation of Net Working Capital; Disputes Regarding Net Working Capital.

(i)            Within five Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Company Closing Working Capital Statement”) setting forth the Company’s good faith estimation of the Net Working Capital as of the Closing Date (the “Company Closing Net Working Capital”).  The Company shall reasonably cooperate with Parent in supplying any other information Parent may reasonably request in order to verify the amounts reflected on the Company Closing Working Capital Statement.  The Closing Working Capital Statement will be computed assuming that all outstanding checks and other payments (including payments to suppliers as well as payments for the Company Distributions) drawn on Company’s bank account have cleared, if cash in the amounts to fund such payments was in the Company’s bank account at Closing. Parent shall permit such payments to clear and make any commercially reasonable efforts to facilitate the foregoing, such as replacing lost checks.

(ii)           At the Closing, the Company shall deliver to Parent a certificate executed by the Chief Executive Officer of the Company certifying that the Company Closing Working Capital Statement was prepared in good faith.  The Company Closing Net Working Capital minus the Target Net Working Capital shall be referred to as the “Net Working Capital Adjustment Amount.”  If the Net Working Capital Adjustment Amount is positive, it shall be reflected as an increase to the Cash Consideration by such Net Working Capital Adjustment Amount, and if the Net Working Capital Adjustment Amount is negative, it shall be reflected as a decrease to the Cash Consideration by such Net Working Capital Adjustment Amount.

1.9          Exchange Procedures.  On the Closing Date and in any event within two Business Days following the Closing Date, Parent shall mail a letter of transmittal, in substantially the form attached hereto as Exhibit

E (a “Letter of Transmittal”), to each Shareholder at the address set forth opposite each such Shareholder’s name on the Spreadsheet.  After receipt of such Letter of Transmittal and any other documents that Parent may reasonably require as expressly set forth herein in order to effect the exchange (together, the “Exchange Documents”), the Shareholders will surrender the certificates representing their shares of Company Common Stock (the “Company Share Certificates”) to Parent for cancellation, and the Shareholders (including, for purposes of this Section 1.9, holders of Company Options exercised contingent upon the Closing) shall deliver duly completed and validly executed Exchange Documents to Parent.  Upon surrender of a Company Share Certificate for cancellation to Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Share Certificate shall be entitled to receive from Parent promptly after Parent receives the Exchange Documents and such Company Share Certificate) in exchange therefor, (i) the number of shares of Parent Common Stock and the Closing Cash Consideration Per Share for such holder, all as set forth in the Spreadsheet, and the Company Share Certificate so surrendered shall be cancelled.  Until so surrendered, each Company Share Certificate outstanding after the Effective Time (other than Dissenting Shares) will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the foregoing Consideration Per Share, subject to the provisions of Section 7.5 and the Escrow Agreement in respect of such Company Share Certificate.  No portion of the Consideration Per Share will be paid to the holder of any unsurrendered Company Share Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Share Certificate has surrendered such Company Share Certificate and the applicable Exchange Documents pursuant hereto or shall comply with Section 1.11.  If any consideration is to be paid to a Person other than the Person in whose name the Company Share Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall deliver such Company Share Certificate, accompanied by all documents required to evidence and effect such transfer and such other evidence or documentation as may be required by Parent in its reasonable discretion and shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of such consideration to a Person other than that of the requested holder of the Company Share Certificate, so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

1.10        No Further Ownership Rights in Company Common Stock.  The portion of the Purchase Price actually paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Company Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11        Lost, Stolen or Destroyed Certificates.  In the event any Company Share Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct.

1.12        Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub and the officers and directors of the Company, Parent and

Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the representations and warranties made in this Article II by the Company, shall be subject to such exceptions as are disclosed in the disclosure schedule (each of which disclosures shall clearly reference the appropriate section and, if applicable, subsection of Article II to which it relates, provided that a disclosure in one section or subsection of the disclosure schedule shall be deemed to have been included in any other section or subsection to the extent that it is reasonably apparent that such disclosures are relevant to such other section or subsection, and each of which disclosures shall be deemed to be incorporated by reference into the disclosure schedule for the representations and warranties made in this Article II) delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”), which shall constitute, together with this Agreement and the other related agreements and exhibits hereto, the entire agreement among the parties as specified in Section 9.4.  For the avoidance of doubt, the preamble of the Disclosure Schedule and, in particular, subsections (a) and (b) thereof, shall be incorporated herein by reference as if set forth in its entirety herein.  The Company represents and warrants to Parent and Merger Sub that on the date hereof and as of the Effective Time, subject to such exceptions as are specifically disclosed in the Disclosure Schedule, as follows:

2.1          Organization of the Company.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.  The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except in such jurisdictions where the failure to so qualify would not have a Company Material Adverse Effect.  The Company has delivered to Parent a true and correct copy of its Articles of Incorporation and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”).  The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents that is not already reflected in the Charter Documents.

(b)   Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and also separately lists any other Person with rights to indemnification from the Company resulting from their current or former capacity as an employee or director of the Company.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c)   Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities.

(d)   The minutes of the Company Made Available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders and the Board of Directors of the Company (and any committees thereof or meetings of members, as the case may be) since the time of incorporation or formation of the Company.  At the Closing, the minute books of the Company will be in the possession of the Company.

2.2        Company Capitalization.

(a)   The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share, of which 9,970,826 shares were issued and outstanding immediately prior to the execution of this Agreement.  As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule.  The Company Common Stock is held by the Persons and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held and the number of the applicable stock certificates representing such shares.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.  All outstanding shares of Company Common Stock and Company Options (i) have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws; (ii) were issued, transferred or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder) in accordance with any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement); and (iii) were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Shareholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  Other than the Company Distributions, there are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.  Except as provided in this Section 2.2 and Section 2.2(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(b)   The Company has issued no shares of Common Stock that are subject to vesting or risk of forfeiture under a stock restriction agreement or other similar agreement with the Company.

(c)   Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person, all outstanding Company Options have been issued under the Plans, and no equity-based awards (whether payable in cash, stock or otherwise) have been granted outside of the Plans.  The Company has reserved 2,780,800 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans, of which (i) 1,202,550 shares are issuable, as of immediately prior to the execution of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plans, and (ii) 1,578,250 shares remain available for future grant.  Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such Company Option, the domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, the date of grant of such Company Option, and whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code.  True and complete copies of all agreements and instruments relating to or issued under the Plans have been Made Available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent except to the extent Made Available to Parent.

(d)   Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, equity-based compensation awards, profit participation, or other similar rights with respect to the capital stock of the Company (whether payable in equity, cash or otherwise).  Other than the Voting Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.  There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock.

(e)   Each holder of shares of Common Stock or Company Options is an individual resident in the United States.

(f)    The Company does not have any liability for, nor is it a party to or bound by any Contract evidencing, any Indebtedness, except for advances or reimbursements to employees for travel and business expenses in the ordinary course of business consistent with past practices.

2.3          Subsidiaries.  The Company does not have and never had any Subsidiaries, and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

2.4          Authority.  The Company has all requisite corporate power and corporate authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders.  The vote required to approve this Agreement by the Shareholders is the Requisite Shareholder Approval.  This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

2.5          No Conflict.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents; (b) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license either written or oral (each such item in this clause (b), a “Contract,” and collectively, the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound; or (c) subject to obtaining the approvals contemplated by Section 2.6 of this Agreement, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible); except in each case for such Conflicts that would not reasonably be expected to be material to the Company or the transactions contemplated herein.  Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of third parties (including parties to any Contracts) as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to the Company or the Surviving Corporation, as the case may be, under such Contracts immediately following the Effective Time (provided, however, that for the avoidance of doubt, the Company shall be obligated to obtain only those consents, waivers and approvals set forth on Schedule 6.2(e)(i), subject to Section 5.1(b)). Immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6          Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (b) the filing of the Agreement of Merger with the Secretary of State of the State of California and (c) such filings as may be required under the Antitrust Laws.

2.7          Company Financial Statements.  Section 2.7 of the Disclosure Schedule sets forth the Company’s (a) unaudited balance sheet as of December 31, 2009 and 2010 (such later date, the “Balance Sheet Date”) and the related unaudited statements of income, for the two twelve-month period then ended (the “Year-End Financials”), and (b) unaudited balance sheet as of March 31, 2011 (the “Current Balance Sheet” and such date, the “Current Balance Sheet Date”), and the related unaudited statement of income, for the three-month period then ended (the “Interim Financials”).  The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared on a cash basis in good faith and based upon reasonable assumptions.  The Financials present fairly in all material respects on a cash basis, the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company has provided KPMG access to all of its information and documents required by KPMG to prepare financial statements in accordance with GAAP, and the information and documents provided by the Company to KPMG are true, complete and correct in all material respects.

2.8          Internal Controls.   The Company has, to the Knowledge of the Company, not identified or been made aware of any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any claim or allegation regarding any of the foregoing.

2.9          No Undisclosed Liabilities.  The Company does not have any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise, except for those which (a) have been reflected in the Current Balance Sheet, (b) were included in the calculation of the Company Closing Net Working Capital, (c) have arisen in the ordinary course of business consistent with past practices since the Current Balance Sheet Date and prior to the date hereof, (d) are obligations under any contract for performance after the Closing, or (e) individually or in the aggregate, are not material to the Company.

2.10        No Changes.  Except as contemplated by this Agreement, since March 31, 2011, there has not been, occurred or arisen any:

(a)   transaction by the Company except in the ordinary course of business as conducted on the Balance Sheet Date and consistent with past practices, other than the contemplated Company Distributions;

(b)   modifications, amendments or changes to the Charter Documents;

(c)   expenditure, transaction or commitment with any Person exceeding $100,000 in any case by the Company, except for (i) the contemplated Company Distributions, (ii) obligations arising under any Outbound License Agreement and (iii) payments to outside counsel (and other legal service providers) for legal representation of the Company in connection with the transactions contemplated by this Agreement;

(d)   payment, discharge, waiver or satisfaction, in any amount in excess of $100,000 of any claim, Liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions of liabilities reflected or reserved against in the Current Balance Sheet or made in the ordinary course of business consistent with past practice;

(e)   destruction of, damage to, or loss of any material assets (whether tangible or intangible) of the Company (whether or not covered by insurance);

(f)    material employment dispute, including claims or matters raised by any individual, Governmental Entity or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(g)   adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(h)   adoption of or change in any Tax accounting method or Tax election, entering into any closing agreement in respect of Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;

(i)    revaluation by the Company of its assets (whether tangible or intangible) and liabilities (including deferred revenue), including writing down the value of inventory or writing off notes or accounts receivable exceeding $10,000 in the aggregate, other than in the ordinary course of business consistent with past practice or in connection with the preparation of financial statements and audits of the Company by KPMG and PWC;

(j)     other than the contemplated Company Distributions, any declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options and except for any cash-out of Company Options contemplated by this Agreement;

(k)   other than the contemplated Company Distributions, increase in or other change to the salary, wage rates or other compensation (including equity-based compensation) payable or to become payable by the Company to any of its officers, directors, Employees or Independent Contractors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, change in control payment, bonus or other additional salary, special remuneration or compensation (including any equity-based compensation) to any such person, except payments made to non-officer Employees or to Independent Contractors in the ordinary course of business consistent with past practice or required under the terms of any Contract to which the Company is a party;

(l)    sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties, except for licenses to customers in the ordinary course of business;

(m)  loan by the Company to any Person (other than routine expense advances to employees or consultants of the Company in the ordinary course of business), or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(n)   incurring by the Company of any Indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances or reimbursements to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(o)   waiver or release of any material right or claim of the Company, including any waiver, release or other compromise of any account receivable of the Company other than in the ordinary course of business or totaling $10,000 or less;

(p)   commencement or settlement of any lawsuit, claim, action, demand, complaint, investigation or other proceeding by the Company, the commencement, settlement, notice of or, to the Knowledge of the Company, threat of any unasserted claim, lawsuit, or proceeding or other investigation against the Company or relating to any of their businesses, properties or assets;

(q)   written notice of any claim or potential claim of (i) an ownership or other interest or right by any Third Party in Company Owned Intellectual Property Rights, or (ii) infringement by the Company of any Third Party’s  Intellectual Property Rights;

(r)    issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Common Stock upon the exercise of options issued under the Plan or the grant of Company Options listed on Section 2.2(c) of the Disclosure Schedule;

(s)   except with respect to non-exclusive license agreements entered into in the ordinary course of business consistent with past practice, (i) sale, lease, license or transfer of any Company Intellectual Property Rights or execution, modification or amendment of any agreement with respect to Company Intellectual Property Rights with any Person or with respect to the Technology or Intellectual Property Rights of any Person except in the ordinary course of business, consistent with past practices, (ii) purchase or license of any Technology or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Technology or Intellectual Property Rights of any Person except in the ordinary course of business, (iii) agreement or material modification or material amendment of an existing agreement with respect to the development of any Technology with a third party except in the ordinary course of business, or (iv) material reduction in pricing or royalties set or charged by the Company to its customers or licensees except as contemplated by an Outbound License Agreement or materially increase the pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company except as contemplated by an Inbound License Agreement;

(t)    adverse modification (other than any immaterial modification) to any Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or Technology of the Company;

(u)   purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any amendment, modification, violation or termination hereof;

(v)   acquisition by the Company or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets (except in the ordinary course of business that are not material to the Company) or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets (except in the ordinary course of business that are not material to the Company) or any equity securities thereof, or to otherwise establish or acquire any Subsidiary;

(w)  (i) adoption, amendment or termination of any Company Employee Plan, (ii) execution or amendment of any Employee Agreement (other than job offers and agreements for new hires who are below director level seniority consistent with past practice) or any Independent Contractor Agreement (other than with independent contractors or consultants in the ordinary course of business as conducted on the Balance Sheet Date and consistent with past practices that will or may result in liabilities of less than $100,000), or (iii) other than the contemplated Company Distributions, declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) by the Company of a severance payment, termination payment, bonus, special remuneration, other additional salary, fringe benefits (cash, equity or otherwise) or compensation (including equity-based compensation) to any Employee;

(x)    any action to accelerate the vesting schedule of any Company Options or Company Common Stock (other than the acceleration of all vesting of Company Options in connection with the transactions contemplated by this Agreement);

(y)   hiring, promotion or demotion, or termination or other change to the employment status or title of any of the Key Employees or any other employees who are of director level or greater seniority;

(z)    alteration of any equity interest of the Company in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity interest;

(aa) cancellation or material amendment of any insurance policy of the Company;

(bb) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (aa) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements to which the Company is a party); or

(cc) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect.

2.11        Accounts Receivable.

(a)   The Company has Made Available to Parent a list of all accounts receivable of the Company as of the Current Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b)   All of the accounts receivable of the Company, as of the Current Balance Sheet Date arose in the ordinary course of business, are carried at values determined in accordance with GAAP, are not, to the Knowledge of the Company, subject to any valid set-off or counterclaim (other than pursuant to billing disputes arising in the ordinary course of business consistent with past practices), do not represent receivables for barter transactions, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.  No person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

2.12        Tax Matters.

(a)   Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, escheat, and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being for any period or ceasing to be a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Law (each, an “Affiliated Group”), and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(b)   Tax Returns and Audits.

(i)            The Company has (A) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including any attachments thereto or any amendments thereof (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations (taking into account any extension of time to file granted to or obtained on behalf of the Company) and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable Law and (B) timely paid or caused to be paid all Taxes due and payable with respect to it as of the date of this Agreement.

(ii)           The Company has timely paid or withheld, with respect to its Employees and Independent Contractors and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld, and has timely paid over any withheld amounts to the appropriate authorities.

(iii)          The Company has not been delinquent in the payment of Tax, nor is there is any Tax deficiency outstanding, assessed or to the Knowledge of the Company, proposed against the Company.  The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)          To the Knowledge of the Company, no audit or other examination of any Return of the Company is presently in progress, and the Company has not been notified in writing of any request for such an audit or other examination.

(v)           As of the date of the Current Balance Sheet, the Company did not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.  The Company has not incurred any Liability for Taxes since the Current Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

(vi)          The Company has Made Available to Parent copies of all income Tax Returns for the Company filed for tax years 1998 through 2010.

(vii)         There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes.  To the Knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii)        None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)           The Company has (a) never been a member of an Affiliated Group (other than a group the common parent of which was the Company), (b) other than customary agreements with customers, vendors and lessors entered into in the ordinary course of business, never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, (c) no Liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by operation of Law, by Contract or agreement, or otherwise or (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x)            The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xi)           No adjustment relating to any Return filed by the Company has been proposed in writing by any Tax authority to the Company or any representative thereof, excluding matters that to the Knowledge of the Company have been fully resolved.

(xii)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiii)         The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulations §1.6011-4(b) or any similar provision of state, local, or non-U.S. Law, including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations § 1.6011-4(b)(2).

(xiv)        The Company is and has at all times been resident for Tax purposes in its country of incorporation or organization and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation).  The Company is not subject to Tax in any country other than its place of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.  The Company has not been informed in writing by any jurisdiction in which it does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(xv)         The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvi)        Each of the Company and any predecessor to the Company has at all times since inception been a qualified S corporation, within the meaning of the Code and for applicable state Tax Law purposes, except in those states which do not recognize S corporation status, and has filed all forms and taken all actions necessary to maintain such status.  None of the Company, any predecessor to the Company or any Shareholder has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status under the Code (or any comparable state law) for such period prior to the Closing Date, other than the loss of S corporation status anticipated to occur as a result of the Merger pursuant to this Agreement.

(xvii)       The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Elections.  The Company has not in the past six years (A) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets (or any other property) was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(c)    Executive Compensation Tax.

(i)            (A) There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any Employee of the Company,

which, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; and (B) the Company has no obligation to gross up or otherwise reimburse any Employee for any tax incurred by any “disqualified individual” (within the meaning of Section 280G of the Code) under Section 4999 of the Code.

(ii)           Each Contract, agreement or arrangement between the Company and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been operated since January 1, 2005 in operational compliance in all material respects with Section 409A and has been, since January 1, 2009, in documentary compliance in all material respects with Section 409A.  No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004.  No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any current or former Employee on or after January 1, 2005 and/or that vested and became exercisable after January 1, 2005, (A) that has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith; (B) that has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights; or (C) with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).  No compensation shall be reportable as nonqualified deferred compensation or includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any arrangements or agreements in effect as of the Effective Time.  There is no Contract, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any current or former Employee, which individually or collectively could require the Company to pay a Tax gross up payment to, or otherwise indemnify, any current or former Employee for Tax-related payments under Section 409A.

2.13        Restrictions on Business Activities.  There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its employees is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company (a) is prohibited from selling, licensing, manufacturing or otherwise distributing any Company-owned technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (b) is required to provide any price protection, “most favored nation” or similar provisions to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or more favorable to that offered to others for similar goods and/or services); (c) has agreed to purchase a minimum amount of goods or services; or (d) has agreed to purchase goods or services exclusively from a certain party.

2.14        Title to Properties; Absence of Liens; Condition of Equipment.

(a)   The Company does not own any real property, nor has the Company ever owned any real property.  Section 2.14(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the size of the premises and the aggregate annual rental payable thereunder.

(b)   The Company has Made Available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound.  All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company, by any other party to such Lease Agreements, and no amounts payable thereunder are past due.  The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  Subject to the Company’s receipt of any required consents to the assignment of any Lease Agreements prior to the Closing as described in Section 2.14(b) of the Disclosure Schedule, the Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or the Surviving Corporation, as the case may be, to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or the Surviving Corporation, as the case may be, or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement.  No Person other than the Company currently occupies any of the Leased Real Property. To the Knowledge of the Company, there are no other parties with a right to occupy the Leased Real Property. The Company does not owe any brokerage commissions or finder’s fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company has performed all of its obligations in all material respects under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing Liability with respect to such terminated agreements.

(c)   The Leased Real Property is in good operating condition and repair, ordinary wear and tear excepted, is maintained in a commercially reasonable manner and is suitable for the conduct of the business of the Company as presently conducted.  The operations of the Company on the Leased Real Property and, to the Knowledge of the Company, such Leased Real Property, including the improvements thereon, do not violate in any material respect any applicable building code, zoning requirement, ordinance, rule, regulation or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.  The Company has not received any written notice of, and to the Knowledge of the Company, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or, to the Knowledge of the Company, zoning action or proceeding, with respect to any portion of the Leased Real Property.  To the Knowledge of the Company the Company shall not be required to expend more than $100,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof).

(d)   The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet.  For the avoidance of doubt, the tangible property and assets of the Company for the purposes of this Article II shall be deemed to exclude any Intellectual Property Rights (whether of the Company or any Third Party).

(e)   Section 2.14(e) of the Disclosure Schedule lists all material items of equipment owned or leased by the Company (the “Equipment”), as of the Current Balance Sheet Date.  The Equipment is (i) adequate in all material respects for the conduct of the business of the Company and as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.15        Intellectual Property - Fundamental

(a)   The Company owns exclusively all right, title and interest in and to all of the Company Owned Intellectual Property Rights free and clear of any and all Liens; in each case, other than (1) Permitted Liens, (2) the Liens set forth in Section 2.15(b) or Section 2.16(g)(ii) of the Disclosure Schedule, and (3) to the extent such agreements are deemed Liens, all non-material Outbound License Agreements.

(b)   Section 2.15(b) of the Disclosure Schedule sets forth an accurate and complete list of all Outbound License Agreements pursuant to which the Company expressly grants to any Third Party any of the following: (i) any exclusive license under any Company Intellectual Property Rights; (ii) any license under, or covenant not to assert, the Company’s rights with respect to any Company Patents, which license or covenant permits a Third Party, who is neither a party to the applicable Outbound License Agreement nor an affiliate of a party to such Outbound License Agreement, to shield itself from a claim by the Company that a product or service offering of such Third Party (other than in connection with a product or service of a party to any Outbound License Agreement or its affiliates) infringes one or more Company Patents.

(c)   The Company has not assigned or otherwise conveyed  to any Third Party any right to bring actions against any Person that is infringing or misappropriating any Company Owned Intellectual Property Rights, or to retain any damages recovered in any such action.

(d)   The activities and/or operations of the Company (including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture, use and sale with respect to any Company Products or Company Technology developed by the Company did not and do not, and, with respect to the Company Products as they exist on the Closing Date, will not, infringe upon, misappropriate, violate, or constitute the unauthorized use of, any Copyright or Trade Secret of any Person.

2.16        Intellectual Property - General

(a)    Company Registered IP.

(i)    Section 2.16(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of each of the following Company Intellectual Property Rights that is Registered Intellectual Property (collectively “Company Registered IP”):  (1) Patents and Patent Applications; (2) registered Trademarks and applications for Trademarks, including intent-to-use applications and other registrations or applications pertaining to Trademarks; (3) registered Copyrights and applications for Copyrights; and (4) Domain Name registrations.  For each item of Company Registered IP, Section 2.16(a)(i) of the Disclosure Schedule also sets forth, to the extent applicable (A) the title, application serial number, registration number, filing date (if registered) and issue date (if issued); and (B) jurisdiction where the application/registration is located.

(ii)           Except for subject matter subject to a protective order or which the Company has identified, Made Available, or otherwise disclosed (whether in writing or orally) to Parent, Company has not (including through any of its officers, directors, employees, agents or other Person associated with or acting on its behalf) in any application for a Company Patent taken any action, or failed to take any action, that has caused any such Company Patent to be unenforceable after it has been registered or issued by any Governmental Entity as of the Closing Date.

(iii)          Except to the extent a failure to timely pay such fees would not result in the loss or abandonment of any Company Registered IP that has been registered or issued by any Governmental Entity as of the Closing Date or Patent Applications pending at the Closing Date, all necessary registration, maintenance, examination, issuance, and post registration, annuities and renewal fees in connection with Company Registered IP, which have become due and payable, have been timely paid.

(iv)          Section 2.16(a)(iv) of the Disclosure Schedule contains a complete and accurate list of all past or present proceedings or actions before any court, tribunal or other similar body (including, but not limited to, the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which the scope, validity, ownership, or enforceability of any of the Company Registered IP is being contested or challenged, and, to the Knowledge of the Company  (but without any duty of inquiry), no such proceeding or action has been threatened.  As in this Section, “proceeding(s) or action(s)” excludes (i) ex parte reexaminations, and (ii) those pertaining to prosecution of Intellectual Property Rights (and communications attendant thereto) between Company and the relevant Governmental Entity, without participation of any Third Party contestant or challenger.

(v)           Section 2.16(a)(v) of the Disclosure Schedule contains a complete and accurate copy of the current docket report(s) from Company’s U.S. and European patent and trademark counsel of record with respect to the Company Registered IP.

(vi)          The Company has not improperly claimed or maintained “small entity status” with respect to any Company Patents prosecuted in the United States Patent and Trademark Office.

(vii)         Except for subject matter subject to a protective order, to the Knowledge of the Company (but without any duty of inquiry): (A) Company has Made Available to Parent all written notices from any source (except pursuant to patent prosecution or patent opposition proceedings) that allege or otherwise suggest, based on specific detailed reasons, that a specific Company Patent is invalid based on a specific prior art reference; and (B) Company has not failed to disclose to the U.S. Patent and Trademark Office, prior to receipt of the notice of allowance for a pending Patent Application, any prior art reference known to the Company that would render invalid the corresponding Company Patent registered or issued by an Governmental Entity as of the Closing Date.

(viii)        For any Patent Applications filed by the Company outside the United States, the Company has obtained all foreign filing licenses required for filing Patent Applications outside the United States.

(ix)           There are no secrecy orders issued under the United States Invention Secrecy Act with respect to any Patents and Patent Applications within the Company Owned Intellectual Property Rights.

(x)            The Company’s marking of Company Products, and its licensees’ marking of their products made under licenses from the Company with respect to the Company Patents, do not constitute “false marking” under applicable U.S. patent laws.

(b)   Ownership.

(i)            The Company is listed in the records of the United States Patent and Trademark Office or equivalent authority anywhere in the world as the owner of each item of Company Registered IP that has been registered with the United States Patent and Trademark Office or such equivalent authority, except where a failure to make such a recordation has not resulted, and would not reasonably be expected to result, in the loss or abandonment of any Company Registered IP.

(ii)           The Company has not received any written notice or claim setting forth specific details alleging that a Third Party owns any of the Company Owned Intellectual Property Rights (in whole or in part) or that a Third Party has any claim of legal or beneficial ownership (other than disclosures relating to joint ownership set forth in Section 2.15(a) to the Disclosure Schedule) with respect thereto.

(iii)          There are no Domain Names under which the Company operates which are not held in the name of the Company.  The websites available at the Domain Names listed in Section 2.16(a)(i)(4) of the Disclosure Schedule constitute all of the websites that the Company owns, operates or otherwise maintains.

(c)   Trade Secrets.

(i)            The Company has taken reasonable steps to protect its rights in, and maintain the confidentiality of, each Trade Secret of the Company that the Company intends to keep as a Trade Secret of the Company, and each Trade Secret of a Third Party the Company has received under an obligation to maintain its confidentiality.

(ii)           To the Knowledge of the Company (but without any duty of inquiry), there has been no misappropriation or unauthorized disclosure by a Third Party of any material Trade Secret included in the Company Technology that the Company intends to keep as a Trade Secret, or breach of any obligations of confidentiality with respect to any such Trade Secret.

(iii)          The Company has required, at all times prior to the Closing Date, each of its employees, individual consultants and individual contractors who have developed material Company Technology or Company Intellectual Property Rights to execute either (A) confidentiality and assignment agreements, or consulting agreements, respectively, containing confidentiality and assignment provisions substantially in the Company’s standard form for employees, consultants or contractors, as appropriate, or (B) an agreement that has been Made Available to Parent.

(d)   Standards Bodies and Obligations.  Section 2.16(d) of the Disclosure Schedule contains a complete and accurate list of all industry standards bodies or similar organizations (i) in which the Company now or ever participated in a manner that obligates the Company to assign, or grant any license or forbearance under, any Company Patents, or (ii) under which the Company was a member or promoter thereof, or a contributor thereto.  The Company has provided to Parent complete and accurate copies of all agreements, policies and rules to which the Company is a party or by which the Company is bound, relating to Intellectual Property Rights, of each standards body or similar organization identified in Section 2.16(d) of the Disclosure Schedule.

(e)   Funding and Facilities. The Company did not obtain funding or utilize facilities of any Governmental Entity, whether directly or indirectly through a university, college, or other educational or academic institution or research center, in the development of any Company Products or Company Owned Intellectual Property Rights, in a manner that would give rise to any “March-in” (as defined in 35 U.S.C. §203) or ownership or other similar rights in or under the Company Products or Company Owned Intellectual Property Rights in favor of a Governmental Entity or other Third Party in any such Company Product or Company Owned Intellectual Property Rights.

(f)   Open Source.  To the Knowledge of the Company (but without any duty of inquiry):  (i) Section 2.16(f)(i) of the Disclosure Schedule sets forth an accurate and complete list of all Open Source Materials that are or have been distributed as or with any Company Product, in whole or in part; (ii) the Company has complied in all material respects with the terms of the Open Source Licenses applicable to such Open Source Materials; and (iii) none of the Company Products, other than the Open Source Materials identified in Section 2.16(f)(ii) of the Disclosure Schedule: (A) is required under an Open Source License to be distributed in Source Code form; (B) is subject to restrictions imposed by an Open Source License on charging a fee in connection with its distribution; or (C) as a condition of use or distribution, is required to be licensed under an Open Source License.

(g)   Company License Agreements.

(i)            Section 2.16(g)(i) of the Disclosure Schedule sets forth an accurate and complete list of all material Inbound License Agreements.

(ii)           Except as disclosed pursuant to Section 2.15(b), Section 2.16(g)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all material Outbound License Agreements.

(iii)          To the Knowledge of the Company (but without any duty of inquiry), all of the Company’s rights and licenses under the material Inbound License Agreements are valid and subsisting.

(iv)          No loss or expiration of any material Intellectual Property Right licensed to the Company under any material Inbound License Agreement is pending or reasonably foreseeable, except for the natural expiration or termination of any such Intellectual Property Right or Inbound License Agreement or, to the Knowledge of the Company (but without any duty of inquiry), threatened.  For the avoidance of doubt, as used in this Section 2.16(g)(v), “loss or expiration” does not apply to issues relating to assignability/transferability of Inbound License Agreements.

(v)           The Company has not received any written notice of any material disputes regarding the scope of or performance under any Inbound License Agreements or Outbound License Agreements including with respect to any payments to be made or received by the Company thereunder.

(h)   Transaction.  Neither this Agreement nor the Related Agreements will, pursuant to any Contract to which the Company is or was bound, without taking into account any Contract to which the Parent is or was bound, result in: (i) Parent granting to any Person any right to or with respect to any Intellectual Property Rights owned by or licensed to Parent or its Affiliates other than Company, (ii) Parent granting to any Third Party any covenant not to assert or sue with respect to any Intellectual Property Rights owned by or licensed to Parent or its Affiliates other than Company, (iii) Parent being bound by or subject to, any exclusivity obligations, non-compete obligations or other material restriction on the operation or scope of its business, or (iv) Parent being obligated to pay any royalties or other amounts to any Third Party in excess of those payable by it in the absence of this Agreement or the transactions contemplated hereby.

(i)   No Infringement by the Company. To the Knowledge of the Company (but without any duty of inquiry), the activities and/or operations of the Company (including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Products) and use of Company Technology did not and do not infringe upon, misappropriate, violate, dilute, or constitute the unauthorized use of, any Intellectual Property Rights (other than Copyrights or Trade Secrets) of any Person.  The Company has not received any written notice or claim asserting that a specific Company Product infringes, misappropriates, violates, dilutes, or uses without authorization a specific Intellectual Property Right owned by a Third Party.

(j)   Company Products.  Each of the Company Products performs in all material respects in compliance with the functions, performance and other requirements described in any product warranty, published specifications or end user documentation provided by the Company to customers and licensees.

(k)   Disclosure to Governmental Patent Offices.  Except for the subject matter subject to a protective order or which the Company has identified, Made Available, or otherwise disclosed (whether in writing or orally) to Parent,  to the Knowledge of the Company (but without any duty of inquiry), it has directed its external patent counsel of record to disclose to the applicable Governmental Entity all material information, materials, facts, or circumstances, known to the Company prior to the issuance of the notice of allowance for a Company Patent, that are required by applicable law to be disclosed to such Governmental Entity in connection with the filing and prosecution of such Company Patent.

2.17        Other Agreements, Contracts and Commitments.

(a)   The Company is not a party to, nor is it bound by:

(i)            any Employee Agreement or Independent Contractor Agreement (other than (A) at-will employment agreements or offer letters providing no severance or other post-termination benefits) and (B) hourly consulting agreements under which the Company can cease work without further obligation);

(ii)           any agreement or plan, excluding the arrangements evidencing Company Options, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated other than as required by Section 411(d)(3) of the Code and expressly identified under Section 2.17(a)(ii) of the Disclosure Schedule, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)          any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(iv)          any Contract (including, but not limited to, any stock option plan, stock appreciation rights plan, or stock purchase plan, or any arrangement providing for severance pay or benefits, change in control pay or benefits, or forgiveness of Indebtedness) pursuant to which any of the benefits provided thereunder will become due, be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) other than as required by Section 411(d)(3) of the Code and expressly identified under Section 2.17(a)(ii) of the Disclosure Schedule, or the value of any of the  payments or benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and for which the Company has or will have any current or future Liability;

(v)           any fidelity or surety bond or completion bond;

(vi)          any lease of personal property having a value in excess of $100,000;

(vii)         any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $100,000, other than obligations contained in Outbound License Agreements;

(viii)        any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(ix)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)            any sales representative, referral, remarketer, reseller, independent software vendor, distribution, original equipment manufacturer, manufacturing or value added agreement involving payments in excess of $100,000;

(xi)           any outstanding purchase order or contract for the purchase of materials involving in excess of $100,000, other than Obligations contained in Outbound License Agreements;

(xii)          any construction contracts;

(xiii)         any agreement, contract or commitment to acquire or alter an equity interest in any corporation, association, joint venture, partnership or business entity;

(xiv)        any agreement, contract or commitment that restricts or prohibits the Company from hiring or soliciting for hire any individual to perform employment or consulting services for the Company; or

(xv)         any other agreement, contract or commitment that involves $100,000 or more and is not cancelable without penalty within 90 days, other than Obligations contained in Outbound License Agreements or Inbound License Agreements.

(b)   Each Contract to which the Company is a party is a valid and binding agreement of the Company, enforceable against each of the other parties thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity), and is in full force and effect with respect to the Company and any other party thereto.  The Company is in compliance with, in all material respects, and has not breached, violated or defaulted under, in any material respect, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company have knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party.  True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.17 have been Made Available to Parent.

(c)   The Company has fulfilled all material obligations required pursuant to each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.17 or Sections 2.15 and 2.16 to have been performed by the Company prior to the date hereof.

(d)   All outstanding Indebtedness of the Company may be prepaid without penalty.

2.18        Interested Party Transactions.  No officer or director of the Company or, to the Knowledge of the Company, any Shareholder of the Company (nor any immediate family member of any of such persons), has or has had, directly or indirectly, (a) an interest in any entity which furnished or sold, or furnishes or sells, services, products, Technology that the Company furnishes or sells, or proposes to furnish or sell; (b) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services; or (c) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.18.

2.19        Governmental Authorization.  Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company.  The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except to the extent the failure of such Company Authorization to be in full force would be material to the Company.

2.20        Litigation.  There is no action, suit, arbitration, claim, audit, investigation or proceeding of any nature pending, or, to the Knowledge of the Company, threatened, (a) against the Company or any of its properties (tangible or intangible) or any of its officers or directors (in their capacity as officers or directors) or (b) by the Company against any Third Party.  No Governmental Entity has at any time challenged or questioned in writing the legal right of the Company to conduct its operations as presently or previously conducted.  To the Knowledge of the Company, there is no action, suit, claim, audit or proceeding of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to California Law to indemnification from the Company related to facts and circumstances giving rise to an indemnification obligation by the Company existing prior to the date hereof.  For the avoidance of doubt, this Section 2.20 does not apply to proceedings before any governmental authority with respect to the Intellectual Property-related matters, which are governed exclusively by the relevant portions of Sections 2.15 and 2.16.

2.21        Environmental Matters.

(a)   Hazardous Material.  Except in material compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company to Liability, to the Knowledge of the Company, no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be occupied,  or leased by the Company. To the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property as a consequence of the acts of the Company or its agents.

(b)   Hazardous Materials Activities.  The Company has conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all applicable Environmental Laws.  The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any Person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause a material adverse health effect to any such Person.

(c)   Environmental Liabilities.  The Company has no knowledge of any fact or circumstance, which could result in any environmental Liability which could reasonably be expected to result in any material Liability on the Company.  The Company has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or any activities of the Company related to Hazardous Materials.

(d)   Reports and Records.  The Company has Made Available to Parent copies of all records in the Company’s possession concerning the Hazardous Materials Activities of the Company relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company.

2.22        Brokers’ and Finders’ Fees; Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any investment banker, brokerage or finder’s commission, fee or similar compensation either in connection with the transactions contemplated by this Agreement or otherwise (any such fees, commissions or compensation, “Brokers’ Fees”).  Neither Parent nor the Surviving Corporation will incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company in connection with the transactions contemplated by this Agreement or otherwise.

2.23        Employee Benefit Plans and Compensation.

(a)   Schedule.  Section 2.23(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under which there are current or may be future Company obligations or liabilities.  The Company has not made any commitment to establish or enter into any new Company Employee Plan or Employee Agreement (other than agreements for new hires in the ordinary course of business and consistent with past practice), or to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law or requirements of the Code, or as required by this Agreement).  Section 2.23(a)(ii) of the Disclosure Schedule sets forth a table setting forth the hiring date and annual salary of each current employee of the Company as of the date hereof.  To the Knowledge of the Company, except as set forth in Section 2.23(a)(ii) of the Disclosure Schedule, no Key Employee intends to terminate his or her employment for any reason.  Section 2.23(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Independent Contractors that have an active consulting, independent contractor or advisory board relationship with the Company.

(b)   Documents.  The Company has Made Available to Parent (i) correct and complete copies of the plan document (or, to the extent no such copy exists, an accurate description) for each Company Employee Plan (as currently in effect) and each current Employee Agreement (or form thereof with respect to the Company’s standard form restrictive covenants agreement for its Employees) and all related trust documents or other funding instruments; (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan;

(v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material distributed during the last three years to any Employee or Employees relating to any Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Company (but only to the extent that the provisions of such Company Employee Plan as described therein differ from such provisions as set forth or described in the other information or materials furnished under this subsection (b)); (vii) all material correspondence during the last three years to or from any Governmental Entity relating to any Company Employee Plan; (viii) all model COBRA forms and related notices; (ix) all policies pertaining to fiduciary Liability insurance covering the fiduciaries for each Company Employee Plan; (x) all nondiscrimination testing results and summaries for each Company Employee Plan for the three most recent plan years; and (xii) the most recent IRS determination, opinion, notification and advisory letter issued with respect to each Company Employee Plan, if applicable; and (xiii) any other material documentation related to the Company Employee Plans or Employee Agreements.

(c)   Employee Plan Compliance.  (i) The Company (A) has  performed in all material respects all obligations required to be performed by them under, (B) is not in material default or material violation of, and (C)  has no knowledge of any material default or material violation by any other party to, any Company Employee Plan; (ii) each Company Employee Plan has been established, funded and maintained in all material respects in compliance with its terms and all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code; (iii) each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion or advisory letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with currently applicable legislation, and there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status; (iv) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (v) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (vi) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent or the Company (other than ordinary administration expenses); (vii) there are no audits, inquiries or proceedings pending, or to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan; (viii) the Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and (ix) the Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)   No Pension Plan or Funded Welfare Plans or MEWAs.  The Company has never maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a “funded welfare plan” within the meaning of Section 419 of the Code; or (iii) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries.

(e)   No Self-Insured Plan.  No Company Employee Plan that is a welfare plan, within the meaning of Section 3(1) of ERISA is self-insured.

(f)   Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA).  The Company has not at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)   No Post-Employment Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits, within the meaning of Section 3(1) of ERISA, to any person for any reason, except (i) as may be required by COBRA or other applicable Law, (ii) conversion rights, and (iii) disability benefits, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, within the meaning of Section 3(1) of ERISA, except (i) to the extent required by COBRA or other applicable Law, (ii) conversion rights, and (iii) disability benefits.

(h)   ERISA Affiliate.  At no time has the Company had any ERISA Affiliate.

(i)   Effect of Transaction.  Except for acceleration of vesting of stock options and except for payment of the Company Distributions, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee; (ii) result in any forgiveness of Indebtedness; (iii) materially increase any benefits otherwise payable by the Company; or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j)   Employment Matters.  The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, ordinances and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no actions, suits, claims, audits, investigations or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee or Employee Agreement.  There are no pending, to the Knowledge of the Company, or threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long term disability policy.  The Company is not a party to a conciliation agreement, consent decree or other material agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.  The services provided by each of the Company’s Employees is terminable at the will of the Company and any such termination would result in no material Liability to the Company.  Section 2.23(j) of the Disclosure Schedule lists all material liabilities of the Company to any Employee that result from the termination by the Company of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof.  The Company does not have any material Liability with respect to any misclassification of (A) any Person as an independent contractor rather than as an employee; (B) any Employee leased from another employer; or (C) any Employee currently or formerly classified as exempt from overtime wages.

(k)   Labor.  No strike, labor dispute, slowdown, concerted refusal to work overtime or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened or reasonably anticipated.  The Company has no knowledge of any activities or proceedings of any labor union to organize any Employees.  There are no actions, suits, claims, labor disputes or grievances pending, or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices.  The Company has not engaged in any material unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.  The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied as it pertains to the Company or Employees.  No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(l)   No Interference or Conflict.  To the Knowledge of the Company, no Shareholder that currently holds 10% or more of the issued and outstanding Company Common Stock, or director, officer or Employee of the Company is obligated under any contract or agreement, or is subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, directors or Employees in connection with the carrying on of the Company’s business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors or Employees.

(m)   International Employee Plan.  The Company currently does not have or has never had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.24        Insurance.  Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters thereof in writing, and to the Knowledge of the Company, there is no reasonable basis for such denial or dispute by the underwriters of such policies or bonds.  In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable prior to the date of this Agreement under all such policies and bonds have been paid and the Company are otherwise in material compliance with the terms of such policies and bonds.  The Company has no knowledge of any threatened termination of any of such policies.  The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25        Compliance with Laws.  Except with respect to proceedings before any governmental Authority in respect of matters related to Intellectual Property Rights, which are understood to be governed by the relevant portions of Sections 2.15 and 2.16, the Company has complied in all material respects with, is not in material violation of, and has not received any written notices of suspected, potential, or actual violation with respect to, any applicable foreign, federal, state or local statute, law or regulation; provided, however, that for the avoidance of doubt, the representation and warranty set forth in this Section 2.25 shall not be deemed to relate to, supplement, supersede or otherwise affect the representations and warranties of the Company set forth in any other section of this Article II regarding the Company’s compliance with any foreign, federal, state or local statute, law or regulation, and each such other section shall be deemed to contain exclusively all of the Company’s representations and warranties regarding its compliance with foreign, federal, state or local statutes, laws or regulations related to the respective subject matters of the representations and warranties set forth therein.

2.26        Export Control Laws.  The Company has at all times conducted in all material respects its export transactions in accordance with all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations, Foreign Assets Control Regulations, and the International Traffic in Arms Regulations, and all other applicable import/export controls in other countries in which the Company conducts business.  Without limiting the foregoing:

(a)   The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required by the Company for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)   The Company is in compliance in all material respects with the terms of all applicable Export Approvals;

(c)   There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals; and

(d)   No Export Approvals are required for the transfer of any export licenses held by the Company to Parent or the Surviving Corporation, except for such Export Approvals that can be obtained expeditiously and without material cost.

2.27        Foreign Corrupt Practices Act.  The Company (including any of its officers, directors, employees, agents or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.  The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause the Company to be in violation of the Money Laundering Directive 2005/60/EC or Directive 2006/70/EC of the European Parliament.

2.28        Complete Copies of Materials.  The Company has Made Available true and complete copies of each document (or summaries of same) that is referenced or identified in the Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time as follows:

3.1   Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of California and is a wholly owned subsidiary of Parent.  Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.  Merger Sub has been organized solely for the purpose of consummating the transactions contemplated herein and does not, and has never, conducted any business or other operations.

3.2   Parent Capitalization.  As of March 31, 2011, the authorized capital stock of Parent consisted of (a) 500,000,000 shares of Parent common stock, of which 107,672,235 shares were outstanding, and (b) 5,000,000 shares of preferred stock, of which no shares were outstanding.  As of December 31, 2010, Parent had stock options and other awards outstanding for 14,687,390 shares of Parent Common Stock and stock options and other awards available for grant for 5,933,930 shares of Parent Common Stock.  Since March 31, 2011, the authorized capital stock of Parent has not changed and Parent has not issued any equity securities except through employee or director stock option exercises in the ordinary course of business.  There are no outstanding contractual obligations or rights of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests other than the 5% convertible senior notes due June 15, 2014 of Parent and the put right of Samsung Electronics Co., Ltd. to Parent related to up to 4,788,125 shares of Parent Common Stock, each in accordance with its contractual terms.

3.3   Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

3.4   No Conflict.  The execution and delivery by Parent of this Agreement and any Related Agreement to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in any Conflict under (a) any provision of its organizational and governing documents; (b) any

Contract to which Parent is a party or by which any of its properties or assets (whether tangible or intangible) are bound; or (c) subject to obtaining the approvals contemplated by Section 3.5, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties or assets (whether tangible or intangible), except in each case that would not be reasonably expected to have a Parent Material Adverse Effect.

3.5   Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a)  the filing of the Agreement of Merger with the Secretary of State of the State of California, (b) such filings as may be required under the Antitrust Laws, or (c) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

3.6   SEC Filings; Financial Statements.  Since January 1, 2010, Parent has filed on a timely basis all reports required to be filed by it under the Exchange Act.  Such reports required to be filed by Parent under the Exchange Act, together with any materials filed by Parent under the Exchange Act, whether or not any such reports were required to be filed, being collectively referred to herein as the “Parent SEC Reports.”  As of their respective dates, the Parent SEC Reports complied with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by Parent from the SEC staff, and none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  The financial statements of Parent included in the Parent SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial condition of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.7   No Changes.  Since February 28, 2011, (a) there has been no event, occurrence, circumstance or development that, individually or in the aggregate, with or without the passage of time, has had or that would result in a Parent Material Adverse Effect and (b) other than in connection with this Agreement, Parent has not incurred any material liabilities other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in Parent’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

3.8   Issuance of Parent Common Stock.  The shares of Parent Common Stock are duly authorized and, upon payment for the shares and issuance upon the Effective Time pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free from all Taxes, Liens and charges and will not be subject to preemptive or similar rights.

3.9   Listing/WKSI.  The Parent Common Stock is listed on The NASDAQ Stock Market and there are no proceedings to revoke or suspend such listing. On the date hereof, the Parent qualifies as a “well known seasoned issuer” under applicable rules and regulations of the SEC and it is eligible to file a registration statement on Form S-3 with the SEC covering the Merger Share Amount.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

During the Pre-Closing Period, the Company covenants and agrees with Parent as follows:

4.1   Conduct of Business of the Company.

(a)   Except for the Company Distributions or as expressly contemplated by this Agreement or as Parent shall otherwise consent in writing, the Company shall conduct its business in the ordinary course, pay its debts and Taxes when due (subject to the right of Parent to review and approve any Returns in accordance with this Agreement), pay or perform its other obligations when due, and, to the extent not inconsistent with such business, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees and others having business dealings with it.  Notwithstanding anything to the contrary set forth in this Agreement, the Company may declare and pay the Company Distributions as contemplated in Recital H to this Agreement.

(b)   Except for the Company Distributions or as expressly contemplated by this Agreement, or except as Parent shall otherwise consent in writing, the Company shall not:

(i)         make any expenditure or enter into any commitment for an expenditure exceeding $100,000 (other than the payment of rent, payroll, principal and interest obligations on Indebtedness of the Company in the ordinary course of business and consistent with past practices, and payments under obligations existing as of the date hereof), except for (A) obligations arising under any Outbound License Agreement and (B)  payments to outside counsel (and other legal service providers) for legal representation of the Company, or to Seven Hills for amounts owed by the Company, in connection with the transactions contemplated by this Agreement;

(ii)        (A) sell, license or transfer to any other Person any rights to any Company Owned Intellectual Property Right or enter into any agreement with respect to any Company Owned Intellectual Property Right with any Person or with respect to any Intellectual Property Right of any Person except with respect to non-exclusive license agreements entered into in the ordinary course of business consistent with past practice, (B) buy or license any Intellectual Property Right or enter into any agreement with respect to the Intellectual Property Right of any Person except for non-exclusive licenses of off-the-shelf software obtained in the ordinary course of business consistent with past practice, (C) enter into any agreement with respect to the development of any Intellectual Property Right with a Third Party, or (D) materially reduce pricing or royalties charged by the Company to its customers or licensees except as contemplated by an Outbound License Agreement existing as of the date hereof, or materially increase the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company except as contemplated by an Inbound License Agreement;

(iii)       terminate or extend, or adversely amend, waive or modify (other than immaterial amendments, waivers or modifications) the terms of, any Contract disclosed on Section 2.16(g)(i) or Section 2.16(g)(ii) of the Disclosure Schedule (or agree to do so), or enter into any Contract that would have been required to have been disclosed on Section 2.16(g)(i) or Section 2.16(g)(ii) of the Disclosure Schedule had such Contract been entered into prior to the date hereof, except with respect to agreements for the non-exclusive licensing associated with the making, using, selling and importing of products in the ordinary course of business consistent with past practices;

(iv)       enter into or adversely amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(v)        commence, except in response to a lawsuit levied against the Company, or settle any litigation;

(vi)       repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock (or options, warrants or other rights exercisable therefor), other than (a) pursuant to the terms of any stock restriction agreement or stock option agreement and (b) any cash out of options contemplated by this Agreement;

(vii)      issue, grant, deliver or sell any shares of Company Common Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Common Stock or equity-based awards (whether payable in cash, stock or otherwise), in each case other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement;

(viii)     cause or permit any amendments to its Charter Documents or other equivalent organizational documents;

(ix)       acquire or agree to acquire by merging or consolidating with, or by purchasing all or a portion of the assets or any equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (except for asset acquisitions in the ordinary course of business that are not material to the Company);

(x)        other than in the ordinary course of its business consistent with past practice, sell, lease or otherwise dispose of any of its tangible properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof, or convey, assign, sublease, license or otherwise transfer all or any portion of any amount of owned property or leased property or any interest or rights therein;

(xi)       incur any Indebtedness (other than trade payables in the ordinary course of business consistent with past practices) or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other similar obligations of others;

(xii)      grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(xiii)     except for the hiring of new employees below director level of seniority consistent with past practice: (A) hire, offer to hire or terminate any employees, or encourage any employees to resign from the Company, in each case, other than as contemplated by this Agreement, or (B) increase the salary (including by payment of or agreement to pay bonus amounts) of any employee or create any new liabilities owed by the Company to employees other than the Company Distributions or as expressly contemplated by this Agreement;

(xiv)     other than the contemplated Company Distributions, grant any severance, change in control or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(xv)      (A) adopt, amend or terminate any Company Employee Plan other than as contemplated under this Agreement, (B) enter into or amend any Employee Agreement (other than job offers and agreements for new employees below director level of seniority consistent with past practice) or collective bargaining agreement, or (C) pay or agree to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise)  to any director or Employee, or increase or agree to increase the salaries, wage rates, fringe benefits (whether payable in cash, equity or otherwise) or other compensation or benefits (including rights to severance or indemnification) of its Employees, except in the case of (A), (B) or (C), for the Company Distributions (and any agreements entered into by the Company and any employee or consultant receiving a portion of the Company Distributions, which such agreements shall contain an employee or consultant release) and payments made pursuant to this Agreement or written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(xvi)     revalue any of its assets (whether tangible or intangible) by an amount exceeding $25,000 in the aggregate, including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves, in each case other than in the ordinary course of business as conducted on the Balance Sheet Date and consistent with past practice or in connection with the preparation of financial statements and audits of the Company by KPMG or PWC;

(xvii)    pay, discharge or satisfy, in an amount in excess of $100,000 any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of trade payables, license fees, royalties and other liabilities in the ordinary course of business or that are reflected or reserved against in the Current Balance Sheet and payments to outside counsel (and other legal service providers) for legal representation of the Company, or to Seven Hills for amounts owed by the Company, in connection with the transactions contemplated by this Agreement;

(xviii)   make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file or amend any Return unless such Return or amended Return has been provided to Parent for review within a reasonable period prior to the due date for filing in accordance with Section 5.9;

(xix)      enter into or amend any distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

(xx)       change the Company’s accounting policies or procedures (other than as required by GAAP), including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(xxi)      voluntarily take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xx), inclusive, or any other action that would (A) cause or result in any of its representations and warranties of the Company set forth herein being untrue or incorrect, (B) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Merger or any other transaction contemplated hereby, or (C) delay the consummation of the Merger or any other transaction contemplated hereby; or

(xxii)     make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated hereby including any representations regarding offers of employment from Parent.

4.2   No Solicitation.

(a)  Until the Closing or earlier termination of this Agreement, the Company shall not take (nor shall the Company permit, as applicable, any of its respective officers, directors, employees, agents, affiliates or representatives of any of the foregoing), and shall cause to be ceased as of the date hereof, any action to solicit, initiate, seek, encourage, facilitate or support any inquiry, or any proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any Person (other than with Parent) regarding any (i) acquisition of all or a significant portion of the Company’s business, properties, assets whether by merger or consolidation with or involving the Company or any other form of transaction or series of transactions; (ii) acquisition of, or investment in, any shares of the Company’s securities (whether or not outstanding), equity interests or assets of the Company whether by stock purchase, asset purchase, merger, consolidation, reorganization, restructuring, license or any other form of transaction or series of transactions; or (iii) exclusive license agreements, agreements that contemplate the transfer of all or a significant portion of the Company Owned Intellectual Property Rights, whether under development or yet to be developed (each, a “Transaction Proposal”).

(b)  The Company will not, nor will it authorize or permit any of its officers, directors, affiliates, Shareholders or Employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Transaction Proposal; (ii) enter into, participate in, maintain or continue any discussions, communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Transaction Proposal, or otherwise take any action to facilitate any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Transaction Proposal; (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Transaction Proposal; (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Transaction Proposal; (v) submit any Transaction Proposal to the vote of any security holders of the Company; (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by a Transaction Proposal, or (vii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records.

(c)  The Company shall immediately notify Parent orally and in writing after receipt (and in any case within 24 hours of receipt) by the Company and/or any Company Representatives of (i) any Transaction Proposal; (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Transaction Proposal; (iii) any other notice that any Person is considering making a Transaction Proposal, or (iv) any request for information by any Person or Persons (other than Parent) not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies.  Such notice shall describe (A) the terms and conditions of such Transaction Proposal, inquiry, proposal, offer, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder) making any such Transaction Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Transaction Proposal, inquiry, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such Transaction Proposal, inquiry, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.  The Company shall provide Parent with 72 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Transaction Proposal.

(d)  The Company will, and will cause the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Transaction Proposal.

(e)  The Company shall be deemed to have breached the terms of this Section 4.2 if any Company Representatives shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 4.2.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

4.3   Shareholder Approval.

(a)  Promptly following the execution of this Agreement, and in any case no later than 11:59 a.m. Pacific Time on the date of execution of this Agreement, the Company shall deliver to Parent a true, correct and complete copy of the Initial Shareholder Consent evidencing the Requisite Shareholder Approval of the adoption of the Merger, this Agreement and the transactions contemplated hereby and the related Tax Elections signed by the Shareholders who executed the Initial Shareholder Consent.

(b)  As soon as practicable following the execution and delivery of this Agreement, the Company shall take all action reasonably necessary in accordance with this Agreement, California Law and the Charter Documents to solicit a written consent from each Shareholder who did not execute the Initial Shareholder Consent.  Promptly following the Company’s receipt of the Initial Shareholder Consent, but in no event later than two Business Days after Parent, in its reasonable discretion, has approved the Soliciting Materials pursuant to this Section 4.3, the Company shall deliver to any Shareholder who did not execute the Initial Shareholder Consent a notice of approval of the Merger and the adoption of this Agreement by written consent of the Shareholders pursuant to the applicable provisions of California Law, including Section 603 and Chapter 13 thereunder, and the Charter

Documents, which notice shall constitute the notice to Shareholders required by California Law that dissenters’ rights may be available to Shareholders in accordance with California Law.

(c)  Any information statement or other material to be submitted to the Shareholders in connection with the Company’s solicitation of the Shareholders described above or notices with respect to dissenters’ rights (the “Soliciting Material”) shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld or delayed), shall include information regarding the Company, the terms of the Merger, the Agreement of Merger, this Agreement (including the obligations set forth in Article VII hereof and the appointment of the Shareholder Representative) and the unanimous recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby and will not contain any untrue statement of a material fact and shall not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.  All Soliciting Materials shall include the unanimous recommendation of the Board of Directors of the Company that all Shareholders consent to the adoption of this Agreement and approve the Merger and the other transactions contemplated hereby.  Neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, such unanimous recommendation.  The Company shall promptly advise Parent in writing if at any time prior to the Closing, the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates which has not been consented to in writing by Parent prior to such inclusion (which consent shall not be unreasonably withheld or delayed), except as required pursuant to applicable law.

4.4   Key Employees.  Prior to the Closing, the Key Employees will have executed offer letters for at-will employment with Parent, the Surviving Corporation or one of their respective Subsidiaries, such employment to be conditioned upon the Closing.  Such employment will (a) be in compliance with any standard human resources policies and procedures of Parent, including, if necessary, requirements for proof evidencing a legal right to work in the U.S. and the execution of Parent’s standard form of employee proprietary information agreement; (b) have terms, including the position and responsibilities of such Key Employee as determined by Parent in consultation with the Company; and (c) supersede any prior employment agreements and other arrangements with such Key Employee in effect.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1   Commercially Reasonable Efforts to Complete.  Upon the terms and subject to the provisions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (but in the event the Merger does not close for any reason, none of the parties hereto shall have any Liability to the other parties hereto or any other Person for any costs, claims, liabilities or damages resulting from such party seeking to take the following actions), including by:

(a)  using its commercially reasonable efforts to cause the conditions to the Merger set forth in Article V to be satisfied or fulfilled;

(b)  using its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts to which the Company is a party as are required in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time, including the consents set forth on Section 2.6 of the Disclosure Schedule; provided that all such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent, which approval Parent shall not unreasonably withhold, delay or condition; provided further that in the event that the other parties to any such Contract to which any such consent, waiver or approval pertains, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise requires in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of material additional security (including a guaranty), the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;

(c)  making all necessary registrations, declarations and filings with Governmental Entities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Entities in connection with this Agreement and the consummation of the transactions contemplated hereby;

(d)  using commercially reasonable efforts to support the preparation by KPMG of financial statements in accordance with GAAP and by PWC to conduct an audit of such financial statements;

(e)  taking such action necessary to qualify the issuance of the shares of Parent Common Stock representing the Merger Share Amount as a private placement under Section 4(2) of the Securities Act or Regulation D thereunder, including, as applicable, appointing a “purchaser representative” (as defined by Rule 501(h) promulgated under the Securities Act); and

(f)  executing and delivering any additional mutually acceptable instruments mutually deemed necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.2   Regulatory Approvals.

(a)  Parent and the Company agree to cooperate, coordinate and to use their commercially reasonable efforts to prepare and submit, and the Company shall cause any Principal Shareholder subject to Section 5.2(b) to use commercially reasonable efforts to prepare and submit, any filings or submissions required under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) as soon as practicable, but no later than two Business Days after the date of this Agreement.  Parent and the Company further agree to cooperate and to use their commercially reasonable efforts, and the Company shall cause any Principal Shareholder subject to Section 5.2(b) to cooperate and to use commercially reasonable efforts, to obtain any government clearances or approvals required prior to Closing under the Antitrust Laws, to respond to any preliminary government requests for information under any Antitrust Law, to respond to any government investigation or further requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law; provided, however, nothing contained in this Agreement, will require Parent or any of its affiliates to (i) appeal any preliminary injunction entered in connection with the foregoing or (ii) agree to (A) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or affiliates or of the Company, (B) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (C) the imposition of any material impediment on Parent, its Subsidiaries or affiliates or the Company under any Antitrust Laws (any such action described in (A), (B) or (C), an “Action of Divestiture”). In connection with obtaining such clearances or approvals, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  Fees payable to Governmental Entities in connection with filings required by any Antitrust Laws pursuant to this Section 5.2(a) will be borne 50% by the Company and 50% by Parent.  In connection with the foregoing, each party (i) will promptly notify the other party in writing of any communication received by that party from any Governmental Entity and, subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication) and (ii) will not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat.

(b)  If, in connection with the transactions contemplated by this Agreement, any Principal Shareholder is required to make a filing pursuant to any Antitrust Laws, he shall promptly make such filing and use commercially reasonable efforts to obtain such authorization or clearance.  Fees payable to Governmental Entities in connection with filings required by any Antitrust Laws pursuant to this Section 5.2(b) will be borne by the Principal Shareholder required to make such filing (or by the Company on his behalf).

5.3          Notification of Certain Matters.

(a)   During the Pre-Closing Period, (i) the Company shall give prompt notice to Parent of (A) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which to the Knowledge of the Company causes any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with in any material respect or any condition to be satisfied by it hereunder and (ii) the Company shall use its reasonable efforts to give prompt notice to Parent if the Company has any Knowledge of the Company of (A) the occurrence or non occurrence of any event, the occurrence or non occurrence of which the Company suspects would cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with in any material respect or any condition to be satisfied by it hereunder.

(b)   During the Pre-Closing Period, (i) Parent shall give prompt notice to the Company of (A) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which to its knowledge causes any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with in any material respect or any condition to be satisfied by it hereunder and (ii) Parent shall use its reasonable efforts to give prompt notice to the Company if Parent has any knowledge of (A) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which Parent suspects would cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (B) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with in any material respect or any condition to be satisfied by it hereunder.

(c)   The delivery of any notice pursuant to this Section 5.3 shall not (i) limit or otherwise affect any remedies otherwise available hereunder to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

5.4          Access to Information.  During the Pre-Closing Period, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during Company’s normal business hours to (a) all of the Company’s properties, books, Contracts, commitments and records; (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request; and (c) all employees of the Company as identified by Parent.  The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request.  The information discovered through the access afforded pursuant to this Section 5.4 shall not (i) limit or otherwise affect any remedies otherwise available hereunder to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement.  No information discovered about the Company through the access afforded pursuant to this Section 5.4 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

5.5          Public Disclosure.  The Company acknowledges and agrees that neither it nor any officer, director, employee, independent contractor or representative of the Company shall issue any statement or communication to the public or the press regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent; provided, however, that if the Company is required under law to make such a statement or communication, then the Company shall provide Parent with an opportunity to review and comment on both the legal requirement to make such statement or communication and the content thereof. The Company acknowledges and agrees that Parent, without the prior written consent of the Company, may make public statements and disclosure regarding this Agreement and the transactions contemplated hereby to the extent required to comply with applicable securities Laws and the applicable rules of The NASDAQ Stock Market.

5.6          Fees and Expenses.  Except as otherwise provided in this Agreement, (a) all Third Party Expenses of Parent or Merger Sub shall be paid by Parent whether or not the Merger is consummated, and (b) all Third Party Expenses of the Company, the Principal Shareholder and the Shareholder Representative shall be obligations of the Shareholders, which shall be paid by the Company at or prior to the Closing.  The Company shall provide Parent with a statement of Estimated Unpaid Third Party Expenses showing detail of the Unpaid Third Party Expenses incurred and expected to be incurred by the Company (including any Unpaid Third Party Expenses anticipated to be incurred after the Closing) not less than five Business Days prior to the Closing Date in form reasonably satisfactory to Parent and certified as the Company’s good faith estimate as of the Closing Date by the Company’s Chief Executive Officer (the “Statement of Expenses”).  Prior to the Closing, the Company shall (i) use its commercially reasonable efforts to obtain final invoices with respect to all Unpaid Third Party Expenses set forth on the Statement of Expenses, and (ii) pay in full all Unpaid Third Party Expenses on or prior to the Closing.  Any Unpaid Third Party Expenses incurred by the Company that are not reflected as a Liability on the Statement of Expenses or not otherwise reflected on the Company Closing Balance Sheet shall be subject to the indemnification provisions of Article VII.

5.7          Lease Term.  Until October 31, 2012, Parent intends to continue to retain the operations of the Company at its current main office location.

5.8          Employee Matters.

(a)   Termination of Plans.  Unless otherwise directed in writing by Parent at least five Business Days prior to the Closing Date, the Company agrees to terminate any and all group severance, separation or salary continuation plans, programs, or arrangements that are covered under ERISA, as of 11:59 p.m. Pacific time on the Closing Date.

(b)   New Employment Arrangements.

(i)    Parent, the Surviving Corporation or one of their respective Subsidiaries may offer “at-will” employment to certain employees of the Company.  Such “at-will” employment arrangements will supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.  Each of the Continuing Employees shall enter into the Parent’s standard agreement regarding confidential and proprietary information and Parent’s standard form of offer letter subject to the Closing (with such modifications as determined by Parent).  The provisions of this Section 5.8(b) shall not apply to the employment of the Key Employees, whose terms and conditions of employment shall be governed separately by the Offer Letters.

(ii)   Each Key Employee shall sign an Offer Letter in connection with the Closing.

(c)     Retention Bonus Pool.

(i)    At the next payment day under the normal payroll cycle of Parent after each Retention Milestone occurring no earlier than ten Business Days after such Retention Milestone, Parent shall pay: (i) to the Eligible Employees or Contractors, if any, an aggregate amount equal to the portion of the Retention Bonus Pool for such Retention Milestone that is then payable to the Eligible Employees or Contractors as Retention Bonuses, as set forth on the Retention Bonus Spreadsheet, with such amounts being paid in accordance with the normal payroll procedures of Parent (or to contractors in the normal payment procedures of Parent), less withholding amounts pursuant to applicable law and regulation and subject to structuring of such payment to avoid taxation under Section 409A, and (ii) to one or more charitable entities under the Code as may then be mutually agreed between Parent and Paul Kocher, an aggregate amount equal to the remainder of the Retention Bonus Pool for such Retention Milestone that remains unpaid after such Retention Milestone; provided, that if Parent and Paul Kocher are unable to agree on which charitable entities will receive such funds or the allocation of the funds among such entities then all such funds shall be donated to the American Red Cross.

(ii)   For those Eligible Employees or Contractors (1) who are terminated by Parent without Cause, (2) who are terminated due to a Termination for Death or Disability or (3) who resign following an involuntary order to relocate the geographic location at which such Eligible Employee or Contractor performs services to a location outside of the city of San Francisco, California (excluding ordinary business travel and short term assignments of not more than 30 consecutive days and not more than 90 days total annually) (a “Relocation”), Parent will pay any unpaid Retention Bonus Amounts in accordance with the Retention Bonus Spreadsheet through the normal payroll procedures of Parent (or to contractors in the normal payment procedures of Parent), less withholding amounts pursuant to applicable law and regulation and subject to structuring of such payment to avoid taxation under Section 409A, within 53 days of such termination or resignation and subject to the effectiveness of a customary release agreement in favor of Parent executed by such Eligible Employee or Contractor or his or her authorized representative.

(iii)  To the extent that Parent elects to issue Parent Common Stock as part of the Retention Bonuses, Parent agrees to use its commercially reasonable efforts to file with the SEC (at its sole expense and, if filed on Form S-8, prior to the date of such Retention Milestone at which such Parent Common Stock will be issued) a registration statement on Form S-8 for the issuance and resale of such shares of Parent Common Stock or, if Form S-8 is unavailable for any reason for such Retention Bonuses, Form S-3 for the resale of such shares of Parent Common Stock or any other applicable registration statement that would permit secondary sales of such shares of Parent Common Stock.

5.9          Tax Matters.

(a)   Subchapter S Status.  None of the Company or any Shareholder will take or will omit to take any action, which action or omission would reasonably be expected to result in the loss by the Company of its status as an S corporation within the meaning of Section 1361(a) of the Code (or any comparable state law). Each of the Shareholders jointly and severally indemnifies and holds Parent and the Company harmless against any Losses, including the incurrence of any Tax or the loss of any Tax benefit that would have been generated, utilized or recognized in any taxable period ending after the Closing Date as a result of the Section 338(h)(10) Elections, resulting from the failure of the Company to qualify as an S corporation within the meaning of the Code (or any comparable state law).

(b)   Section 338(h)(10) Election.

(i)    The Merger is intended to constitute a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code.  The Shareholders and Parent shall make a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar election under any applicable state, local or foreign income Tax law (collectively, the “Section 338(h)(10) Elections”) with respect to Parent’s purchase of the Company Common Stock pursuant to the Merger.

(ii)   To facilitate the Section 338(h)(10) Elections, Parent shall deliver to each Shareholder at least 20 days prior to Closing, copies of IRS Form 8023 and any similar forms under applicable state, local and foreign income Tax law (collectively, the “Tax Elections”) properly completed to the extent pertaining to Parent and the transactions contemplated by this Agreement.  The Tax Elections shall be properly completed by the Shareholders to the extent pertaining to the Shareholders and duly executed by each Shareholder and an authorized person for Parent prior to the Closing.  Parent shall duly and timely file the Tax Elections as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

(iii)  As soon as practicable after the Closing Date and in no event more than 45 days after the Closing Date, Shareholder Representative shall provide for Parent’s review and approval (not to be unreasonably withheld) a draft of IRS Form 8883, including the calculation and proposed allocation of the Aggregate Deemed Sales Price in a manner consistent with the requirements of Section 338 and the Treasury Regulations promulgated thereunder and the methodology set forth in Schedule 5.9(b)(iii).  Each of Parent, the Company and the Shareholders shall prepare and file all Returns consistent with, and shall not take any Tax position inconsistent with the Section 338(h)(10) Elections or such allocation.

(iv)  In connection with the Section 338(h)(10) Elections or the Alternative Transaction, Parent, the Shareholder Representative and their respective tax advisors shall, as soon as practicable after the date of this Agreement (and in any event at least five Business Days prior to Closing) agree on the amount of the California Minimum Tax.  For purposes of such determination, any deductions or credits attributable to the transactions contemplated by this Agreement (e.g., any bonuses, cash-out of options or other compensatory payments, including any compensatory portion of the Company Distributions) shall be applied to reduce the California Minimum Tax liability to the maximum extent allowable under applicable law.

(c)   Responsibility for Taxes and Tax Returns for Pre-Closing Tax Periods.

(i)    The Shareholder Representative shall prepare, or cause to be prepared, and shall file or cause to be filed, all Returns for the Company required to be filed on or prior to the Closing Date and all income Tax Returns for the Company for all periods ending on or prior to the Closing Date, whether required to be filed prior to, on or after the Closing Date, including any amendments to any such income Tax Returns. Such Returns shall be prepared in accordance with applicable law as determined in good faith by the Shareholder Representative and consistent with past practice.  The Shareholder Representative shall provide such Returns to Parent for review within a reasonable period prior to filing such Return.  Except as set forth in this Section 5.9(c), Parent shall prepare and file, or cause to be prepared and filed, all Returns for the Company required to be filed after the Closing Date.  Upon request of the Shareholder Representative, Parent shall provide any such Return which relates to a Pre-Closing Tax Period to the Shareholder Representative for review within a reasonable period prior to the due date for filing such Return, and will consider in good faith any changes to such Returns reasonably proposed by the Shareholder Representative.

(ii)   Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld), Parent shall not amend (or cause or permit to be amended) Return of (or which includes) the Company for any Pre-Closing Tax Period.

(iii)  To the maximum extent permitted by Law, the Company shall be entitled to claim on its income Tax Returns which include the Closing Date all compensation deductions arising in connection with the transactions contemplated by this Agreement (including any such deductions with respect to the payment of any bonuses to employees and the Option Cash-Out Amount) and, except as otherwise required pursuant to a determination (as defined in Section 1313 of the Code), neither the Company nor Parent shall take any position inconsistent with such treatment

(iv)  The Shareholders shall be solely responsible for and shall timely pay any Taxes imposed under applicable Law on the Shareholders for any taxable period ending on or prior to the Closing Date, to the extent that any failure to pay such Taxes could result in any liability to the Company or Parent.

(v)   The Company shall be responsible for payment of the California Minimum Tax following the Closing.  The parties have agreed that Parent shall be responsible for funding the payment of 50% of the California Minimum Tax by the Company and the Shareholders shall be responsible for funding the payment of the other 50% of the California Minimum Tax by the Company (with such funds being provided by the Shareholders by means of a reduction in the Purchase Price, as contemplated in the definition of Net Working Capital).  In the event that, after the Closing Date, the California Minimum Tax is increased to an amount in excess of the amount determined under Section 5.9(b)(iv), then 50% of any such increase shall be deemed to constitute Pre-Closing Taxes (and, notwithstanding anything in Section 7.2 to the contrary, 50% of any Losses resulting from such increase shall be subject to indemnification pursuant to Section 7.2), and in the event the California Minimum Tax is decreased to an amount below the amount determined under Section 5.9(b)(iv), then 50% of any such decrease shall be deemed to constitute a refund of Taxes that is subject to Section 5.9(e).

(d)   The Shareholder Representative and Parent shall control any audits, disputes, administrative, judicial or other proceedings related to Tax periods covered by the Tax Returns for which the Shareholder Representative or the Parent, as the case may be, has filing responsibility pursuant to Section 5.9(c)(i), other than any proceeding related to the validity and effectiveness of the Section 338(h)(10) Elections, which shall be controlled by Parent; provided, however, that the controlling party shall allow the other to participate in any such proceeding; provided, further, that the controlling party shall not enter into any settlement of any contest or otherwise compromise any material issue with respect to such proceeding that could have a material impact on the other (under this Agreement or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld.

(e)   The Shareholders shall be entitled to all refunds and overpayments (and any interest thereon received from the applicable Governmental Entity) in respect of Taxes with respect to Pre-Closing Tax Periods, except to the extent any such refund or overpayment was taken into account in determining the Company Closing Net Working Capital.  For purposes of this Section 5.9(e), in the event that any actual Liability of the Company for Taxes with respect to any Pre-Closing Tax Period (other than the California Minimum Tax, except as provided in the last sentence of Section 5.9(c)(v)) is less than the amount of such Liability for Taxes taken into account in Company Closing Net Working Capital, then such difference shall be treated as a refund of such Taxes.  If Parent, the Company, or any of their affiliates receives or otherwise becomes entitled to a refund or overpayment to which the Shareholders are entitled pursuant to this Section 5.9(e), Parent shall pay or cause to be paid to the Shareholder Representative the amount to which the Shareholders are entitled within 15 days after such refund is received (whether actually or as a credit or other offset to Taxes payable).  Parent shall use reasonable efforts to claim or cause the Company to claim any refunds or overpayments to which the Shareholders are entitled pursuant to this Section 5.9(e).

(f)    Cooperation. Parent and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns with respect to the Company or its operations, and any audit, litigation or other proceeding with respect to Taxes of or attributable to the Company or its operations.  Such cooperation shall include Parent’s retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(g)   Transfer Taxes.  All transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (excluding, for the avoidance of doubt, any California Minimum Tax) (“Transfer Taxes”) that become payable in connection with the Merger and other transactions contemplated by this Agreement shall be borne by the Shareholders.  The Shareholders shall, at their own expense, file all necessary Returns and other documentation to report and pay all Transfer Taxes and to obtain any exemption or refund of any such Transfer Taxes.  If required by applicable Law, Parent shall join in the filing of any Returns and other documentation described in this Section 5.9(g).

5.10        Required Financial Statements and Information(a)   .

(a)   Until the Closing Date, the Company shall, as promptly as practicable but in no event later than 15 days after the end of each calendar month, prepare and make available to Parent an unaudited consolidated balance sheet and statements of operations of the Company for such calendar month.  Such unaudited consolidated financial statements shall be prepared on a cash basis consistent with the preparation of the Financial Statements and shall fairly present the Company’s financial condition and operating results, on a cash basis, as of and for each such monthly period.

(b)   The Company shall provide to KPMG and PWC all of its information and documents, support and cooperation as may be reasonably required by KPMG to prepare financial statements in accordance with GAAP and by PWC to conduct an audit of such financial statements.

(c)   Paul Kocher and Christopher Leigh Rodgers shall provide to PWC management representation letters with respect to the Company in reasonable and customary form upon and in connection with the audit of annual financial statements and preparation of the interim quarterly financial statements of the Company.  Any failure of Paul Kocher or Christopher Leigh Rodgers to perform the obligations contained in this Section 5.10(c) shall be considered a breach of a covenant of this Agreement by the Company for which Parent will be entitled to indemnification under Section 7.2 of this Agreement, notwithstanding the timing of the occurrence of such failure to perform.

5.11        S-3 Registration.

(a)   Parent agrees to file with the SEC (at its sole expense) a registration statement on Form S-3, or, if Form S-3 is unavailable for any reason, any other applicable registration statement that would permit secondary sales (collectively, the “S-3 Registration Statement”) registering the resale by the Shareholders of that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable at Closing on account of the Aggregate Parent Stock Consideration.  Until the S-3 Registration Statement is filed, Parent will use its commercially reasonable efforts to file on a timely basis all reports required to be filed by it under the Exchange Act, together with any materials that are required to be filed with such reports under the Exchange Act, and Parent shall comply with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to all such reports, and none of such reports, when filed, shall contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Parent shall use commercially reasonable efforts to file the S-3 Registration Statement as soon as possible following the Closing Date (and in any event no later than five Business Days following the Closing Date), subject to compliance with applicable securities laws, including compliance with disclosure, accountant consent and other applicable requirements of the Securities Act for the S-3 Registration Statement.  Parent will use commercially reasonable efforts to keep the S-3 Registration Statement continuously effective until all shares of Parent Common Stock covered thereby have been sold or are eligible for sale under Rule 144 promulgated under the Securities Act without any limitation as to volume.  Parent shall notify the Shareholders and the Shareholder Representative, promptly after it shall receive notice thereof, of the date and time the S-3 Registration Statement and each post-effective amendment to such S-3 Registration Statement becomes effective or a supplement to any prospectus forming a part of such S-3 Registration Statement has been filed.  In order to be included in an S-3 Registration Statement, each Shareholder shall be required to submit to Parent a customary selling security holder questionnaire at least three Business Days prior to the scheduled filing date of such S-3 Registration Statement.

(b)   Parent shall indemnify and hold harmless each Shareholder whose shares of Parent Common Stock are included in the S-3 Registration Statement, each of its officers, directors and partners and each person controlling such Shareholder within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities (including any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or Liability including the reasonable fees and expenses of their attorneys) to which such Shareholder, or any such officer, director, partner or controlling person may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the S-3 Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and Parent will reimburse each such Shareholder and each of its officers, directors and partners and each person controlling such Shareholder, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or Liability; provided, however, that Parent will not be liable in any such case to the extent that any such loss, claim, damage or Liability arises out of or is based upon any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Shareholder specifically for use in the preparation of the S-3 Registration Statement.

(c)   Each Shareholder shall, if such Shareholder’s shares of Parent Common Stock are included in the S-3 Registration Statement, severally as to such Shareholder only and not jointly, indemnify and hold harmless Parent, each of its officers, directors and partners and each person controlling Parent within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which Parent, or any such officer, director, partner or controlling person may become subject (under the Securities Act or otherwise) to the extent that (i) such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the S-3 Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (as such, an “S-3 Misstatement or Omission”), and (ii) such S-3 Misstatement or Omission is made in reliance upon and in conformity with information furnished to Parent in writing by such Shareholder and stated by such Shareholder to be for the specific purpose of use in such S-3 Registration Statement, and subject to the foregoing such Shareholder will reimburse Parent and each of its officers, directors and partners and each person controlling Parent, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or Liability; provided, however, that the several Liability of each Shareholder under this Section 5.11(c) shall be limited to an amount equal to the net proceeds of the shares sold by such Shareholder under the S-3 Registration Statement, unless such Liability arises out of or is based on fraud or intentional misconduct by such Shareholder.  Each Shareholder shall furnish in writing to Parent, acknowledging that such information is for the specific purpose of use in the S-3 Registration Statement, such customary information regarding such Shareholder, the shares of Parent Common Stock held by it and the distribution proposed by such Shareholder as Parent may reasonably request and as shall be reasonably required in connection with the S-3 Registration Statement.

(d)   Each party entitled to indemnification under this Section 5.11 (the “S-3 Indemnified Party”) shall give notice to the party required to provide indemnification (the “S-3 Indemnifying Party”) promptly after such S-3 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the S-3 Indemnifying Party to assume the defence of any such claim or any litigation resulting therefrom, provided that counsel for the S-3 Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the S-3 Indemnified Party (whose approval shall not unreasonably be withheld), and the S-3 Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any S-3 Indemnified Party to give notice as provided herein shall not relieve the S-3 Indemnifying Party of its obligations under this Agreement except to the extent the failure to file such notice is materially prejudicial to an S-3 Indemnifying Party’s ability to defend such action and provided further, that the S-3 Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No S-3 Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each S-3 Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such S-3 Indemnified Party of a release from all Liability in respect to such claim or litigation. The provisions of this Section 5.11 shall govern any indemnification pursuant to this Section 5.11, notwithstanding the provisions of Article VII or any other provisions hereof.

(e)   Notwithstanding the provisions of this Section 5.11, if the filing, initial effectiveness or continued use of the S-3 Registration Statement at any time would require Parent to make an Adverse Disclosure, then Parent may, upon giving written notice of such to the Shareholder Representative, delay the filing or initial effectiveness of, or suspend use of, the S-3 Registration Statement, provided that Parent shall not be permitted to do so more than one time and for no more than 30 days in the aggregate.  In the event that Parent exercises its rights under the preceding sentence, the Shareholders agree to immediately suspend their use of the S-3 Registration Statement and any prospectus thereunder in connection with any sale or offer to sell Parent Common Stock.  Parent agrees to end its delay of filing or initial effectiveness or suspension of use of the S-3 Registration Statement as provided in this Section 5.11(e) immediately after the termination of any requirement to make an Adverse Disclosure giving rise to such a delay or suspension.

(f)    Parent shall promptly notify (i) prior to Closing, the Company, or (ii) after Closing until such time as Parent is no longer required to maintain the effectiveness of the S-3 Registration Statement, the Shareholders and the Shareholder Representative, if in either case it becomes aware of any Adverse Disclosure. The Company, each Shareholder and the Shareholder Representative shall keep the fact that Parent has given notice of an Adverse Disclosure or otherwise suspended the filing or use of the S-3 Registration Statement pursuant to Section 5.11(e) and any non-public information provided by Parent in connection therewith, confidential, shall not disclose or reveal any such information to any person or entity and shall not use such information for securities trading or any other purpose.

5.12        Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of Merger and the other transactions contemplated by this Agreement.

5.13        Employee Benefits.  As of the Effective Time, Parent shall provide, or shall cause its Subsidiaries and affiliates (including, without limitation, the Surviving Corporation) to provide each Continuing Employee with employee benefits that are no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent or its Subsidiaries or affiliates (other than the Surviving Corporation).  Parent and its Subsidiaries and affiliates (including, without limitation, the Surviving Corporation) shall treat, and shall cause each benefit plan, program, practice, policy and arrangement sponsored, maintained or contributed to by Parent or any of its Subsidiaries or affiliates (including, without limitation, the Surviving Corporation) after the Effective Time and in which any Continuing Employee (or the spouse or any dependent of any Continuing Employee) participates or becomes eligible to participate (each, a “Parent Benefit Plan”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries and affiliates (and predecessor employers to the extent the Company or the analogous Company Employee Plan provides past service credit) prior to the Effective Time as service with Parent and its Subsidiaries and affiliates (including, without limitation, the Surviving Corporation).  Parent and its Subsidiaries and affiliates (including, without limitation, the Surviving Corporation) shall cause each Parent Benefit Plan that is an “employee welfare benefit plan,” within the meaning of Section 3(1) of ERISA, (a) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Continuing Employees and their spouses and dependents to the extent waived, satisfied or not included under the analogous Company Employee Plan and (b) to recognize for each Continuing Employee and his or her spouse and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse and dependents under the analogous Company Employee Plan during the plan year of such Company Employee Plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participating in such Parent Benefit Plan.

5.14        Indemnification of Directors and Officers.

(a)   The Surviving Corporation shall provide, with respect to each present or former director and officer of the Company (each, a “Company Indemnified Party”), the indemnification rights (including any rights to advancement of expenses) that such Company Indemnified Parties had immediately prior to the Effective Time, whether under applicable law, the Charter Documents or any Contract between the Company and any present or former officer or director of each.  The bylaws and articles of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Charter Documents immediately prior to the Effective Time, which provisions shall not be amended or repealed for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Company Indemnified Parties, unless such modification shall be required by law.  The provisions of this Section 5.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

(b)   Prior to the Closing, the Company shall purchase, at its own expense, a fully prepaid “tail” policy of the Company’s directors’ and officers’ liability insurance policy with at least $3,000,000 of insurance coverage, which has an effective term of six years from the Effective Time (the “Company D&O Tail Policy”).  Following the Closing, Parent will not cancel the Company D&O Tail Policy during its term and will exercise commercially reasonable efforts to assist any Company Indemnified Party in making claims thereunder. The Company D&O Tail Policy will provide, with respect to each Company Indemnified Party, the indemnification rights (including any rights to advancement of expenses) specified under such policy on terms and conditions consistent with existing insurance coverage of the Company or as otherwise negotiated.

ARTICLE VI

CONDITIONS TO CLOSING

6.1          Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a)   Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)   No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)   No Prohibitive Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement.

(d)   Regulatory Approvals.  If applicable, all waiting periods under the HSR Act relating to the transactions contemplated by this Agreement will have expired or terminated early and all foreign and other approvals required to be obtained prior to the Merger under Antitrust Laws in connection with the transactions contemplated by this Agreement have been obtained.

6.2          Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)   Representations and Warranties.  The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date (except (1) for changes contemplated by this Agreement and (2) where the failure to be true and correct (without regard to any “materiality” or “knowledge” qualifications contained therein) individually or in the aggregate, does not constitute a Company Material Adverse Effect; provided, however, that the Fundamental Representations shall be true and correct in all material respects and shall not be subject to the qualification set forth above).

(b)   Covenants.  The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of or prior to the Closing.

(c)   No Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)   Dissenting Shares.  The Company shall have delivered the Soliciting Materials in accordance with applicable provisions of California Law and the maximum number (on a percentage basis) of Shareholders that have exercised or continue to have a right to exercise dissenters’ rights shall not exceed 4% of the Total Outstanding Shares.

(e)   Closing Deliveries of the Company. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Parent the following:

(i)            Third Party Consents.  Written evidence reasonably satisfactory to Parent that each party to the Contracts listed on Schedule 6.2(e)(i) has consented to the consummation of the transactions contemplated by this Agreement and affirmed the continuing effectiveness of the applicable Contract following the consummation of the transactions contemplated by this Agreement on the same terms and conditions in effect immediately prior to the consummation of the transactions contemplated by this Agreement.

(ii)           Offer Letters.  Each of the Offer Letters (A) entered into with a Key Employee as of the date of this Agreement and (B) with respect to at least 75% of the employees of the Company that are not Key Employees as of the date hereof, shall be in full force and effect, each Key Employee and such other employees shall be employees of the Company immediately prior to the Effective Time and each Key Employee and such other employees shall not have indicated that such employee plans to terminate his or her employment with Parent following the Effective Time.

(iii)          Non-Compete Agreements.  Paul Kocher and Benjamin Jun shall have delivered to Parent the Non-Compete Agreements.

(iv)          Termination of Plans.  Written evidence satisfactory to Parent that all Plans specified in Section 5.8(a) have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.

(v)           Statement of Expenses. A Statement of Expenses certified to the Knowledge of the Company as complete and correct in form reasonably acceptable to Parent as of the Closing Date by the Company’s Chief Executive Officer.

(vi)          Spreadsheet.  The Spreadsheet certified as complete and correct by the Chief Executive Officer of the Company as of the Closing Date.

(vii)         Indebtedness.  All Indebtedness of the Company shall have been paid in full prior to the Closing and all Liens released, and Parent shall have received written evidence satisfactory to Parent in its reasonable discretion of such payment and release, including, (A) any executed payoff letters, (B) a duly and validly executed copy of all agreements, instruments, certificates and other documents that at are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(e)(vii), or (C) confirmation in the Certificate of the Company that no Indebtedness or Liens exist.

(viii)        Joinder Agreement.  The Joinder Agreements (including a shareholder release) from Shareholders and Optionholders representing 96% of the Total Fully Diluted Common Shares in substantially the form attached hereto as Exhibit F.

(ix)           Tax Elections.  The Tax Elections from each Shareholder as provided in Section 5.9(b)(i).

(x)            Escrow Agreement. The Escrow Agreement, duly executed by the Company and the Shareholder Representative.

(xi)           Legal Opinion.  A legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit G.

(xii)          Resignation of Officers and Directors.  Written resignations from each of the officers and directors of the Company from their positions as directors and officers of the Company effective as of the Effective Time in a form reasonably acceptable to Parent.

(xiii)         Certificate of the Company.  A certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company, for and on the Company’s behalf, certifying compliance with the conditions set forth in Section 6.2(a) and (b).

(xiv)        Certificate of Secretary of Company.  A certificate, validly executed by the Secretary of the Company, certifying as to (A) the terms and effectiveness of the Charter Documents; (B) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were unanimously approved by the Board of Directors); and (C) that the Shareholders constituting the Requisite Shareholder Approval have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby.

(xv)         FIRPTA Certificate.  A properly executed statement (a “FIRPTA Compliance Certificate”) in the form attached hereto as Exhibit H certifying, pursuant to Treasury Regulations sections 1.897-2(h) and 1.1445-2(c)(3)(i), that the Company is not and has not been a United States real property corporation.

6.3          Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)   Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties as of a specified date, which shall have been true and correct as of such date) shall have been true and correct as of the date they were made and shall be true and correct on and as of the Closing Date (except (1) for changes contemplated by this Agreement and (2) in each case or in the aggregate, as does not constitute a Parent Material Adverse Effect (without giving effect to any limitation as to “Parent Material Adverse Effect” set forth therein)).

(b)   Covenants.  Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by each of them as of or prior to the Closing.

(c)   No Parent Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)   Closing Deliveries of Parent. At or prior to the Closing, Parent shall have delivered, or caused to be delivered, to the Company the following:

(i)            Offer Letters.  Each of the Offer Letters (A) entered into with a Key Employee as of the date of this Agreement and (B) with respect to at least 75% of the employees of the Company that are not Key Employees as of the date hereof, shall have been delivered to such employees.

(ii)           Escrow Agreement. The Escrow Agreement, duly executed by the Parent.

(iii)          Certificate of the Company.  A certificate from the Parent, validly executed by the Chief Executive Officer and Chief Financial Officer of Parent, for and on the Parent’s behalf, certifying compliance with the conditions set forth in Section 6.3(a) and (b).

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

7.1          Survival of Representations and Warranties.  Except in the case of fraud or willful misrepresentation, the representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company under or pursuant to this Agreement shall survive the Closing and the Effective Time and shall remain in full force and effect until 11:59 p.m. Pacific time on the date that is the earlier of 18 months after the Closing Date and December 1, 2012 (such date, the “Survival Date”); provided, however, that the representations and warranties of the company set forth in Section 2.15 (Intellectual Property — Fundamental) shall survive the Closing and the Effective Time and shall remain in full force and effect until 11:59 p.m. Pacific time on the date that is four years after the Closing Date; provided further, that the representations and warranties of the Company set forth in: Sections 2.1 (Organization of the Company), 2.2 (Company Capital Structure), 2.3 (Subsidiaries), 2.4 (Authority), 2.6 (Consents), 2.12 (Tax Matters) and 2.14(a) and (d) (Title to Properties) (collectively, the “Non-IP Fundamental Representations”) shall survive the Closing and the Effective Time and shall remain in full force and effect until the expiration of the statute of limitations applicable thereto. The parties acknowledge that the time periods set forth in this Section 7.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 7.1 and elsewhere in the Agreement may be shorter than otherwise provided by law.  The representations and warranties of Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing and shall terminate at the Effective Time.

The covenants and agreements of each of the parties hereto contained in this Agreement shall survive the Closing in accordance with their respective terms.  For purposes hereof, Section 2.15 (Intellectual Property — Fundamental) together with the Non-IP Fundamental Representations shall collectively be referred to as the “Fundamental Representations.”

7.2          Indemnification.

(a)   The Shareholders and holders of Company Options (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall severally and not jointly (in proportion to such Indemnifying Party’s Pro Rata Portion of a Loss) indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all consequential, incidental or other damages (including lost profits and diminution in value, but excluding speculative or remote damages), losses, Taxes, Liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), paid, incurred or sustained by the Indemnified Parties or any of them (including the Surviving Corporation), as a result of, arising out of, related to or in connection with:

(i)    any breach or inaccuracy of a representation or warranty (other than a Fundamental Representation) of the Company contained in this Agreement or in the certificate delivered by or on behalf of the Company pursuant to Section 6.2(e)(xiii);

(ii)   any breach or inaccuracy of a Fundamental Representation contained in this Agreement or in the certificate delivered by or on behalf of the Company pursuant to Section 6.2(e)(xiii);

(iii)  any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement or any Related Agreement;

(iv)  any fraud in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement on the part of the Company;

(v)   any Dissenting Share Payments;

(vi)  any outstanding Liabilities of the Company incurred on or prior to the Effective Time (after giving effect to the transactions contemplated by this Agreement other than the payment of the Retention Bonuses) to the extent not reflected in the Net Working Capital Adjustment Amount;

(vii) any of the matters disclosed on Schedule 7.2(a) hereto;

(viii) any Pre-Closing Taxes of the Company, to the extent not reflected as a liability in the calculations of the Company Closing Net Working Capital;

(ix)   any inaccuracy in the Spreadsheet;

(x)    any Unpaid Company Third Party Expenses not otherwise set forth in the Statement of Expenses or reflected as a Liability in the calculations of the Company Closing Net Working Capital; and

(xi)   any failure of a customer/licensee set forth on Schedule 1.8(c) to pay the amounts set forth on such Schedule 1.8(c) within 180 days after Closing.

(b)   The Indemnifying Parties (including any director or officer of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent in their respective capacities as Indemnifying Parties with respect to any Loss recovered from such Indemnifying Party pursuant to Section 7.2(a) by an Indemnified Party.  Except to the extent included in Losses incurred pursuant to a Third Party Claim, in no event shall the Indemnifying Parties have any liability to an Indemnified Party for punitive, incidental or special damages.  In addition, notwithstanding anything to the contrary contained in this Agreement, the term “Losses” shall exclude damages measured by a change in Parent’s stock price (it being understood that the Indemnifying Parties may have liability for the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such change in Parent’s stock price).

7.3          Limitations.

(a)   Subject to the other limitations set forth in this Section 7.3, the maximum aggregate amount that an Indemnified Party may recover from an Indemnifying Party pursuant to claims for indemnification pursuant to Section 7.2(a)(i), Section 7.2(a)(iii) (but solely to the extent such breaches were not willful breaches), Section 7.2(a)(vii) and Section 7.2(a)(xi) shall be limited to such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(b)   Subject to the other limitations set forth in this Section 7.3, the maximum aggregate amount that an Indemnified Party may recover from an Indemnifying Party pursuant to claims for indemnification pursuant to Section 7.2(a)(ii), Section 7.2(a)(iii) (but solely to the extent such breaches were willful breaches), Section 7.2(a)(v), Section 7.2(a)(vi), Section 7.2(viii), Section 7.2(a)(ix) or Section 7.2(a)(x) shall be limited to such Indemnifying Party’s Pro Rata Portion of 73% of the Purchase Price (less all amounts that have, as of such time, already been paid by such Indemnifying Party to Indemnified Parties).

(c)   Nothing in this Agreement shall limit the Liability of any Indemnifying Party for any claims or causes of action under applicable law arising out of fraud or willful misrepresentation in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement; provided, however, notwithstanding the foregoing, the maximum liability of any Indemnifying Party pursuant to Section 7.2(a)(iv) who does not have knowledge of the fraud or willful misrepresentation that has resulted in a Loss hereunder shall be limited to such Indemnifying Party’s Pro Rata Portion of the Purchase Price (less all amounts that have, as of such time, already been paid by such Indemnifying Party to Indemnified Parties) applied on a several basis; provided, further, however, for the avoidance of doubt, claims based on fraud or willful misrepresentation shall be subject to the limitation imposed by the applicable statute of limitations for such claims.

(d)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for any Losses to the extent the liability for such Losses has been taken into account in determining any adjustments pursuant to Section 1.8(c).

(e)   Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against the Indemnifying Parties, or any of them, in the event that Parent issues more than the aggregate Consideration Per Share to which the Indemnifying Parties, or any of them, are entitled pursuant to this Agreement.

(f)    Notwithstanding any provision of this Agreement to the contrary, except as set forth in this Section 7.3(f), an Indemnified Party may not recover any Losses under Section 7.2(a)(i) or (ii) unless and until such Losses exceed $175,000 in the aggregate (the “Threshold Amount”), in which case Parent shall be entitled to recover the aggregate amount of all Losses, including the Threshold Amount.  The Threshold Amount shall not apply as a threshold to any claims or payments made with respect to any right to recover Losses (A) pursuant to fraud or willful misrepresentation by the Company in connection with this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement or (B) pursuant to Sections 7.2(a)(iii) through 7.2(a)(xi), inclusive.

(g)   Except to the extent that the Losses (i) are in connection with any fraud or willful misrepresentation in this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement, (ii) relate to any Fundamental Representations, (iii) or otherwise as set forth in Section 7.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied solely from the Escrow Fund.  Other than with respect to Losses in connection with any fraud or willful misrepresentation in this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement, the Indemnified Party shall first seek recovery for Losses pursuant to this Agreement from the Escrow Fund prior to seeking recovery from any Indemnifying Party directly.

(h)   Notwithstanding anything to the contrary in this Agreement, for any claim relating to any breach by the Company of its representations and warranties set forth in Section 2.15, the maximum aggregate Losses recoverable by the Indemnified Party for such breach will be limited to the product of (x) the maximum aggregate amount of Losses an Indemnified Party could recover from the Indemnifying Parties collectively pursuant to Section 7.3(b) and (y) the fraction which represents the proportionate value of the Intellectual Property Rights that were the subject of such breach, relative to the value of the Company as a whole, in each case, as of the Closing Date.

(i)    The amount of any Losses recoverable by an Indemnified Party hereunder with respect to any breach or nonperformance of any representation, warranty, covenant or agreement of the Company in this Agreement shall be net of any insurance proceeds received by the Indemnified Parties (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to the insurance claim in respect of Losses and subject to rights of subrogation as applicable).  The Indemnified Parties shall use commercially reasonable efforts to seek recovery under the applicable insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder.  In the event that an insurance recovery is made by the Indemnified Parties with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the Shareholder Representative for payment to each Company Shareholder and holder of Company Options (in accordance with their respective Pro Rata Portions).

(j)    Any payments to an Indemnified Party pursuant to this Article VII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, to the extent permitted by applicable law.

(k)   Subject to the other limitations set forth in this Section 7.3, the maximum aggregate amount that an Indemnified Party may recover from an Indemnifying Party pursuant to claims for indemnification pursuant to a breach of the covenant contained in Section 5.10(c) shall be limited to 50% of such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

7.4          Exclusive Remedy.  Except for any claims or causes of actions under applicable law arising out of fraud or willful misrepresentation under this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement, if the Merger is consummated, the indemnification remedies set forth in this Article VII shall be the exclusive remedy of any Indemnified Party for any breach of any representation, warranty or covenant of the Company in this Agreement, any Related Agreement (to which the Company is a party) or any certificate or other instrument delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

7.5          Escrow Arrangements.  At or prior to the Closing, Parent, the Company and the Shareholder Representative shall enter into the Escrow Agreement in the form attached hereto as Exhibit I (the “Escrow Agreement”).  At the Effective Time, Parent shall deposit the Escrow Amount with the Escrow Agent without any act of the Shareholders or holders of Company Options, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in this Agreement and the Escrow Agreement.  The Escrow Amount shall be available as partial security for the indemnification obligations set forth in this Article VII and to compensate the Indemnified Parties for any claims by such parties for any Losses paid, incurred or sustained by them and for which they are entitled to recovery under this Article VII as provided in the Escrow Agreement.  Pursuant to the terms of the Escrow Agreement, any amount of the Escrow Amount remaining in the Escrow Fund that is not subject to a pending claim for indemnification shall be released to the Shareholders and the Optionholders on the Survival Date.

7.6          Claims for Indemnification.

(a)   Claims for Indemnification.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by an executive officer of Parent (A) stating that an Indemnified Party has sustained or incurred, or reasonably anticipates that it will have to sustain or incur, any amount of Losses; and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was sustained or incurred, or the basis for such anticipated Liability, and, if applicable, the nature of the misrepresentation or breach of warranty or covenant to which such item is related.

(b)   Objections to Claims.

(i)    The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by the Indemnified Party to the Shareholder Representative (and the Indemnifying Party, if applicable) (the date of such delivery, the “Claim Date”) and for a period of 45 days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Fund unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such 45 day period, the Parent shall be entitled to instruct the Escrow Agent to release to the Parent from the Escrow Fund an amount in value equal to the amount of Losses set forth in the Officer’s Certificate; provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”); provided further that, to be effective, such Objection Notice must (A) be delivered to Parent and the Escrow Agent prior to 5:00 p.m. Pacific time on the 45th day following the Claim Date of such Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii)   If the Shareholder Representative (or the Indemnifying Party(s), in the event that indemnification is being sought hereunder directly from such Indemnifying Party(s)) does not object in writing (as provided in Section 7.6(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to object shall be an irrevocable acknowledgment by the Shareholder Representative and the Indemnifying Party(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(c)   Resolution of Conflicts.

(i)    In the event that the Shareholder Representative delivers an Objection Notice in accordance with Section 7.6(b), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii)   If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice (or such longer period as may be mutually agreed upon by the Shareholder Representative and Parent), either Parent or the Shareholder Representative may pursue legal action to seek resolution of such dispute pursuant to the terms of this Agreement.

(d)   Third Party Claims.  In the event that Parent becomes aware of any action, suit or proceeding initiated by a third party (a “Third Party Claim”) that Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall promptly notify the Shareholder Representative of such claim (provided that any failure by Parent to promptly notify the Shareholder Representative of such claim shall not limit Parent’s right to indemnification under this Article VII unless such failure resulted in the notice being delivered after the expiration of the relevant survival period specified in Section 7.1 or unless such failure materially prejudices the Shareholder Representative).  The Shareholder Representative shall be entitled, on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct the defense of any such claim.  Such participation shall include the right to consult with Parent regarding the selection of outside legal counsel and the budget to be used by such counsel, but the Shareholder Representative shall have no ability to determine, or right to consent to, Parent’s determinations.  Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, any settlement of any such Third Party Claim with third party claimants shall (i) not be determinative of the amount of Losses relating to such matter or whether a breach has occurred and (ii) include a complete release of claims against the Indemnifying Parties by such third party (without limiting the rights to indemnification of Parent against the Indemnifying Parties).  In the event that the Shareholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Section 7.6(d) to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

Notwithstanding the foregoing, any Third Party Claim with respect to Taxes shall be governed by the provisions of Section 5.9.

7.7          Shareholder Representative.

(a)             By virtue of the approval of the Merger and this Agreement by the Indemnifying Parties and/or entering into a Joinder Agreement, each of the Indemnifying Parties shall be deemed to have agreed to appoint Christopher Leigh Rodgers as its agent and attorney-in-fact as the Shareholder Representative for and on behalf of the Indemnifying Parties to do and perform every act and thing reasonably necessary or desirable to be done in connections with the transactions contemplated by the Agreement, including without limitation:

(i)    to give and receive notices and communications under this Agreement, the Escrow Agreement and any Expense Escrow Agreement,

(ii)   to determine the presence (or absence) of claims for payment pursuant to this Agreement, the Escrow Agreement and the Expense Escrow Agreement, and to authorize delivery to the Indemnified Parties of cash and Escrow Shares from the Escrow Fund in satisfaction of claims by Indemnified Parties, and to make payments from the Shareholder Representative Fund;

(iii)  to object to and defend against such claims under this Agreement, and to agree to, negotiate, enter into settlements, adjustments and compromises of, and comply with orders of courts and awards with respect to such claims;

(iv)  undertake legal action with respect to such claims, to assert, negotiate, enter into settlements and compromises of any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party;

(v)   to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as the Shareholder Representative reasonably deems necessary or prudent in connection with the administration of his duties hereunder;

(vi)  to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party; and

(vii) to take all actions that are either (A) deemed necessary, desirable or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement, including entering into the Escrow Agreement and the Expense Escrow Agreement;

 in each case relating to this Agreement, the Escrow Agreement and the Expense Escrow Agreement or the transactions contemplated hereby and thereby.  The Shareholder Representative may resign as Shareholder Representative at any time with or without cause by giving 30 days prior written notice to the holders of interest of the Escrow Fund, Parent and Escrow Agent, such resignation to be effective no sooner than 30 days following the date such notice is given.  In addition, such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed or any change to the agency made unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent or such change.  A vacancy in the position of Shareholder Representative may be filled by the holders of two-thirds in interest of the Escrow Fund.  In the event of the death, disability, resignation or removal of the Shareholder Representative, a successor or replacement Shareholder Representative shall be appointed no later than ten days following the last date of service of the Shareholder Representative that is being replaced.  In the event that a successor Shareholder Representative is not appointed within such ten day period, the Parent, Escrow Agent and other parties to the Escrow Agreement and the Expense Escrow Agreement shall be entitled to rely on any action of the holders of a two-thirds interest of the Escrow Fund as the action of all of the holders in interest of the Escrow Fund, and such two-thirds interest of holders shall have all of the rights and duties of the Shareholder Representative hereunder and under the Escrow Agreement and Expense Escrow Agreement. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for his services.  Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Indemnifying Parties.

(b)   A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the holders in interest of the Escrow Fund for whom a portion of the Escrow Amount or Expense Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and the Shareholder Representative Fund and shall be final, conclusive and binding upon each of such holders in interest of the Escrow Fund, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each every such Shareholder and Optionholder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative

(c)                         The Shareholder Representative shall not, by reason of this Agreement, have a fiduciary relationship in respect of any Shareholder or Optionholder.  The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative or by any agent employed by him, except to the extent that he is determined to have acted with gross negligence or willful misconduct.  Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that the Shareholder Representative did not act with gross negligence or willful misconduct.  The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall, severally and not jointly (based on their Pro Rata Portion), indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, Liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.  In the event that the Shareholder Representative pays any amounts to any Person in connection with the transactions contemplated by this Agreement or the Escrow Agreement or the Expense Escrow Agreement, or incurs any liability for which he is entitled to indemnification by the Recipients under this Agreement, the Escrow Agreement or the Expense Escrow Agreement, or incurs any expenses (including attorneys or accounting fees) pursuant thereto or in connection therewith or pays any fees or taxes on behalf of the Shareholders or Optionholders thereunder (a “Shareholder Representative Expense”), the Shareholder Representative shall be reimbursed for such Shareholder Representative Expenses (or may have funds to cover such expenses advanced) from the Shareholder Representative Fund Amount, which will be deposited by Parent into an account established under the Expense Escrow Agreement for use by the Shareholder Representative (the “Shareholder Representative Fund”).

(d)                         The Shareholder Representative Fund shall be available to compensate the Shareholder Representative for any Shareholder Representative Expenses and to pay any third party expenses incurred in connection with the defense, investigation or settlement of any claim from an Indemnified Party or any Third Party Claim under or related to this Agreement, as well as any costs or expenses associated with the

Shareholder Representative Fund. At any time and from time to time, the Shareholder Representative may deliver to the Escrow Agent written instructions instructing the Escrow Agent to distribute all or a portion of the Expense Escrow Amount.  In accordance with the terms set forth in the Expense Escrow Agreement, the Escrow Agent shall disburse to the Shareholder Representative (or any Person who the Shareholder Representative designates as the recipient of such disbursement in his written instructions) funds from the Shareholder Representative Fund in an amount and in the manner set forth in such written instructions (up to the amount that is available in the Shareholder Representative Fund).  For the avoidance of doubt, it is hereby acknowledged and agreed that: (A) the Escrow Agent shall be entitled to rely conclusively on the written instructions of the Shareholder Representative with respect to the Shareholder Representative Fund; (B) Parent’s consent shall not be required to release any funds from the Shareholder Representative Fund and Parent shall have no right or standing to object to the release or holding of the Shareholder Representative Fund; and (C) the Shareholder Representative shall have the sole authority to instruct the release or holding of the Shareholder Representative Fund.  If the Shareholder Representative shall have delivered written instructions to the Escrow Agent instructing the Escrow Agent to release funds from the Shareholder Representative Fund to the Shareholder Representative and there are not sufficient funds in the Shareholder Representative Fund to cover such requested amount, the difference between the amount requested to be released by the Shareholder Representative from the Shareholder Representative Fund to the amount actually released to the Shareholder Representative may be recovered by the Shareholder Representative from the Escrow Fund amounts otherwise distributable to the Indemnifying Parties pursuant to the Escrow Agreement at the time of such distribution; provided, that while this section allows the Shareholder Representative to be paid from the Escrow Fund, this does not relieve the Shareholders and Optionholders from their obligation to promptly pay their pro rata portion of any such losses, liabilities or expenses (based on the Pro Rata Portion, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise.  Prior to any such distribution from the Escrow Fund, the Shareholder Representative shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Expenses actually incurred.  A written and signed decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any Liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(e)   Any unused portion of the Representative Expense Fund held pursuant to the terms hereof shall be distributed to the Escrow Participants on the earlier of (a) the fifth anniversary of the date hereof, or (b) the date that the Shareholder Representative provides written instructions authorizing such disbursement (such date, the “Shareholder Representative Fund Release Date”), and shall be disbursed in the same manner by the Escrow Agent as the disbursement of the Escrow Amount based on each Escrow Participant’s Pro Rata Portion.  The Shareholder Representative will provide an accounting to the Shareholders, no less than annually, of its use of the funds in the Shareholder Representative Fund, though no accounting will be due if there is no change in the status of such account.  From time to time after Closing, additional funds may be received by the Shareholder Representative for the benefit of the Shareholders (such as tax refunds related to pre-Closing periods) and the Shareholder Representative may deposit such funds into the Shareholder Representative Fund.

ARTICLE VIII

TERMINATION; AMENDMENT

8.1          Termination.  Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with respect to Sections 8.1(b) through (g), by written notice by the terminating party to the other party):

(a)   by mutual written agreement of the Company and Parent; or

(b)   by Parent or the Company if the Merger shall not have occurred by 5:00 p.m. Pacific Time on August 10, 2011; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act in a timely manner has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act in a timely manner constitutes breach of this Agreement; or

(c)   by Parent at any time following the failure to deliver the Requisite Shareholder Approval, if an action by written consent executed by the Shareholders shall not have been obtained and delivered to Parent in accordance with Section 6.2(d); or

(d)   by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(e)   by Parent if any Governmental Entity shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent)  that has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Merger or any other transaction contemplated by this Agreement; or

(f)    by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied and such breach has not been cured within 20 days after written notice thereof is received by the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g)   by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach has not been cured within 20 days after written notice thereof is received by Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent or the Company, or their respective officers, directors or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful breach of this Agreement; and provided further, however, that, the provisions of Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3          Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  Any amendment of this Agreement relating to Article VII and within the scope of authority of the Shareholder Representative thereunder that is signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

ARTICLE IX

GENERAL PROVISIONS

9.1          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party, or by email, as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)   if to Parent or Merger Sub, to:

Rambus Inc.

1050 Enterprise Way Suite 700

Sunnyvale, California 94089

Attention: General Counsel

Telephone No.: (408) 462-8000

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Aaron J. Alter, Esq.

Robert T. Ishii, Esq.

Telephone No.: (650) 493-9300

(b)   if to the Company, to:

Cryptography Research, Inc.

575 Market Street, 11th Floor

San Francisco, California 94105

Attention: President

Telephone No.: (415) 397-0123

with a copy to:

Perkins Coie LLP

3150 Porter Drive

Palo Alto, California 94304

Attention: Buddy Arnheim, Esq.

Telephone No.: (650) 838-4300

(c)   if to the Shareholder Representative, to:

Christopher Leigh Rodgers

c/o Cryptography Research, Inc.

575 Market Street, 11th Floor

San Francisco, California 94105

Telephone No.: (415) 397-0123

with a copy to each of:

Paul Kocher

c/o Cryptography Research, Inc.

575 Market Street, 11th Floor

San Francisco, California 94105

Telephone No.: (415) 397-0123

Joseph Yang

c/o PatentEsque Law Group, LLP

P.O. Box 400

Los Altos, CA 94023

Attention:  Joseph Yang, Esq.

Telephone:  650-948-0822

and

Perkins Coie LLP

3150 Porter Drive

Palo Alto, California 94304

Attention: Ralph L. Arnheim III, Esq.

Telephone No.: (650) 838-4300

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth herein.

9.2          Interpretation.

(a)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b)   Unless otherwise indicated, all references herein to articles, sections, exhibits or schedules, shall be deemed to refer to Articles, Sections, Exhibits or Schedules of or to this Agreement, as applicable.

(c)   The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

(d)   Any reference to the singular in this Agreement shall also include the plural and vice versa, as the context may require.

(e)   When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)    The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  As used herein, unless the context otherwise requires, the words “hereof,” “herein” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof.

(g)   Unless otherwise indicated, all references to dollar amounts or “$” shall mean and refer to U.S. denominated dollars.  All amounts of cash payable pursuant to the terms of this Agreement shall be rounded up to the nearest whole cent.

(h)   Accounting terms used herein shall have the meanings given to them by GAAP by the Person to which such terms relate.

(i)    References to any law shall be construed as a reference to the same as in effect on the date of this Agreement and shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

(j)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.3          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

9.4          Entire Agreement; No Third Party Beneficiaries; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to, and shall not, confer upon any Person, other than the parties hereto and their respective successors and permitted assign, any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, other Employee or other entity, except for the rights set forth in (i) Section 5.14 with respect to which the Company Indemnified Parties shall be deemed to be third party beneficiaries of this Agreement as if they were a party hereunder and (ii) Section 5.11 with respect to which the Shareholders and holders of Company Options shall be deemed to be third party beneficiaries of this Agreement as if they were parties hereunder; and (c) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5          Confidentiality.  Each of the parties hereto agrees that the information obtained pursuant to any investigation hereunder, the negotiation and execution of this Agreement, the effectuation of the transactions contemplated hereby, or, if applicable, in connection with any disputes or arbitration proceedings, shall be governed by the Non-Disclosure Agreement; provided, however, notwithstanding anything herein to the contrary, in the event that this Agreement is terminated prior to the Effective Time pursuant to Section 8.1 hereto, the parties hereto shall not disclose to any third party the fact that the negotiations relating to this Agreement were terminated, the reasons for any such termination, and all related discussions without the prior written consent of the other parties hereto, except as may be required by applicable law or regulatory authority.  Additionally, the Company acknowledges that the Common Stock of Parent is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws, and accordingly, the Company agrees not to engage in any discussions, correspondence or transactions in the Common Stock of Parent or any other securities that are convertible, exchangeable or otherwise derive their value from the Common Stock of Parent in violation of applicable securities laws.

9.6          Third Party Fees and Expenses.  Except as set forth in this Agreement, all fees and expenses to any third parties shall be the obligation of the respective party incurring such fees and expenses.

9.7          Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8          Other Remedies.  Except as otherwise expressly provided in Article VII, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.9          Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California). Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.  Each of the parties hereto other than the Company further agrees, to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process.

9.10        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

RAMBUS INC.

By:	/s/ Laura Stark
Name: Laura Stark
Title: Senior Vice President

PADLOCK ACQUISITION CORP.

By:	/s/ Thomas R. Lavelle
Name: Thomas R. Lavelle
Title: President

CRYPTOGRAPHY RESEARCH, INC.

By:	/s/ Paul Kocher
Name: Paul Kocher
Title: President

SHAREHOLDER REPRESENTATIVE

/s/ Christopher Leigh Rodgers
Christopher Leigh Rodgers